Exhibit 10.1

$35,000,000

CREDIT AGREEMENT

among

STEC, INC.

as Borrower,

ITS DOMESTIC SUBSIDIARIES

FROM TIME TO TIME PARTIES HERETO,

as Guarantors,

THE LENDERS PARTIES HERETO,

and

WACHOVIA BANK, NATIONAL ASSOCIATION,

as Administrative Agent

Dated as of July 30, 2008

-i-

(continued)

-ii-

(continued)

-iii-

(continued)

-iv-

Schedules

Schedule 1.1(a)	Account Designation Letter
Schedule 1.1(c)	Form of Acquisition Compliance Certificate
Schedule 1.1(d)	Outstanding Liens
Schedule 2.1(a)	Schedule of Lenders and Revolving Commitments
Schedule 2.1(b)(i)	Form of Notice of Borrowing
Schedule 2.1(e)	Form of Note
Schedule 2.10	Form of Notice of Conversion/Extension
Schedule 2.15	Section 2.15 Certificate
Schedule 3.3	Jurisdictions of Organization and Qualification
Schedule 3.6	Litigation
Schedule 3.12	Subsidiaries
Schedule 3.20	Labor Matters
Schedule 4.1(b)	Form of Secretary’s Certificate
Schedule 5.2(b)	Form of Officer’s Compliance Certificate
Schedule 5.5(b)	Insurance
Schedule 5.10	Form of Joinder Agreement
Schedule 6.1(b)	Indebtedness
Schedule 6.1(e)	Form of Intercompany Note
Schedule 9.2	Lenders’ Lending Offices
Schedule 9.6(b)	Form of Assignment and Assumption

CREDIT AGREEMENT, dated as of July 30, 2008 (this “Credit Agreement”), among STEC, Inc., a California corporation (the “Borrower”), each of those Domestic Subsidiaries of the Borrower identified as a “Guarantor” on the signature pages hereto and such other Domestic Subsidiaries of the Borrower as may from time to time become a party hereto (collectively the “Guarantors” and individually a “Guarantor”), the several banks and other financial institutions from time to time parties to this Credit Agreement (collectively the “Lenders” and individually a “Lender”) and WACHOVIA BANK, NATIONAL ASSOCIATION, a national banking association, as administrative agent for the Lenders hereunder (in such capacity, the “Administrative Agent” or the “Agent”).

W I T N E S S E T H:

WHEREAS, the Borrower has requested, and the Lenders have agreed, to extend certain credit facilities to the Borrower on the terms and conditions set forth herein;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, such parties hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Defined Terms.

As used in this Credit Agreement, terms defined in the preamble to this Credit Agreement have the meanings therein indicated, and the following terms have the following meanings:

“AAA” shall mean the American Arbitration Association.

“Account Designation Letter” shall mean the Notice of Account Designation Letter dated the Closing Date from the Borrower to the Administrative Agent in substantially the form attached hereto as Schedule 1.1(a).

“Additional Credit Party” shall mean each Person that becomes a Guarantor by execution of a Joinder Agreement in accordance with Section 5.10.

“Administrative Agent” or “Agent” shall have the meaning set forth in the first paragraph of this Credit Agreement and any successors in such capacity.

“Administrative Questionnaire” shall mean an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” shall mean, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agreement or Credit Agreement” shall mean this Credit Agreement.

“Alternate Base Rate” shall mean, for any day, a rate per annum equal to the greater of (a) the Prime Rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%. For purposes hereof: “Prime Rate” shall mean, at any time, the rate of interest per annum publicly announced or otherwise identified from time to time by Wachovia at its principal office in Charlotte, North Carolina as its prime rate. The parties hereto acknowledge that the rate announced publicly by Wachovia as its Prime Rate is an index or base rate and shall not necessarily be its lowest or best rate charged to its customers or other banks; and “Federal Funds Effective Rate” shall mean, for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published on the next succeeding Business Day, the average of the quotations for the day of such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it. If for any reason the Administrative Agent shall have determined (which determination shall be conclusive in the absence of manifest error) that it is unable to ascertain the Federal Funds Effective Rate, for any reason, including the inability or failure of the Administrative Agent to obtain sufficient quotations in accordance with the terms thereof, the Alternate Base Rate shall be determined without regard to clause (b) of the first sentence of this definition, as appropriate, until the circumstances giving rise to such inability no longer exist. Any change in the Alternate Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective on the opening of business on the date of such change.

“Alternate Base Rate Loans” shall mean Loans that bear interest at an interest rate based on the Alternate Base Rate.

“Anti-Terrorism Order” shall mean Executive Order 13224, signed by President George W. Bush on September 24, 2001.

“Applicable Margin” shall mean, for any day, the rate per annum set forth below opposite the applicable Level then in effect, it being understood that the Applicable Margin for (a) Loans that are Alternate Base Rate Loans shall be the percentage set forth under the column “Loans” and “Base Rate Margin” and (b) Loans that are LIBOR Rate Loans shall be the percentage set forth under the column “Loans” and “LIBOR Margin”:

		LOANS
Level	Leverage Ratio	LIBOR Margin	Base Rate Margin
I	> 1.50	1.20%	-1.00%
II	> 1.00 but ≤1.50	0.95%	-1.25%
III	≤ 1.00	0.70%	-1.50%

The Applicable Margin shall, in each case, be determined and adjusted quarterly on the date three (3) Business Days after the date on which the Administrative Agent has received from the Borrower the quarterly financial information and certifications required to be delivered to the Administrative Agent and the Lenders in accordance with the provisions of Sections 5.1(a), 5.1(b) and 5.2(b) (each an “Interest Determination Date”). Such Applicable Margin shall be effective from such Interest Determination Date until the next such Interest Determination Date. After the Closing Date, if the Borrower shall fail to provide the financial information and certifications in accordance with the provisions of Sections 5.1(a), 5.1(b) and 5.2(b) or an Event of Default shall have occurred and be continuing, the Applicable Margin shall, on the date three (3) Business Days after the date by which the Borrower was so required to provide such financial information and certifications to the Administrative Agent and the Lenders, be based on Level I until such time as such information and certifications are provided, whereupon the Level shall be determined by the then current Leverage Ratio. Notwithstanding the foregoing, the Applicable Margin shall be as set forth above opposite Level III from the Closing Date until the first Interest Determination Date occurring after June 30, 2008.

If any financial statement delivered pursuant to Section 5.1 is shown to be inaccurate (regardless of whether this Credit Agreement or the Revolving Commitments are in effect when such inaccuracy is discovered), and such inaccuracy, if corrected, would have led to the application of a higher Applicable Margin for any period (an “Applicable Period”) than the Applicable Margin applied for such Applicable Period, and only in such case, then the Borrower shall immediately (i) deliver to the Administrative Agent a corrected financial statement for such Applicable Period, (ii) determine the Applicable Margin for such Applicable Period based upon the corrected Financial statement, and (iii) immediately pay to the Administrative Agent the accrued additional interest owing as a result of such increased Applicable Margin for such Applicable Period, which payment shall be promptly applied by the Administrative Agent in accordance with Section 2.9. This is in addition to rights of the Administrative Agent and Lenders with respect to Sections 2.6 and 7.2 and other of their respective rights under this Credit Agreement.

“Applicable Percentage” shall mean with respect to any Lender, the percentage of the total Revolving Commitments represented by such Lender’s Revolving Commitment. If the Revolving Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Revolving Commitments most recently in effect, giving effect to any assignments.

“Approved Fund” shall mean any Fund that is administered, managed or underwritten by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arbitration Rules” shall mean the Commercial Financial Disputes Arbitration Rules of the AAA.

“Asset Disposition” shall mean the disposition of any or all of the assets (including, without limitation, the Capital Stock of a Subsidiary or any ownership interest in a joint venture) of the Borrower or any Subsidiary, whether by sale, lease, transfer or otherwise. The term “Asset Disposition” shall not include (a) the sale, lease or transfer of assets permitted by Section 6.5(a)(i), (ii), (iii) or (v), (b) any Equity Issuance or (c) any Recovery Event.

“Assignment and Assumption” shall mean an assignment and assumption entered into by a Lender and an Eligible Assignee and accepted by the Administrative Agent.

“Bank Products” shall mean any one or more of the following types of services or facilities extended to any of the Credit Parties by the Agent or any Affiliate of the Agent in reliance on the Agent’s agreement to indemnify such Affiliate: (i) Automated Clearing House (ACH) transactions and other similar money transfer services; (ii) cash management, including controlled disbursement and lockbox services; (iii) establishing and maintaining deposit accounts; (iv) credit cards or stored value cards; and (v) other similar or related bank products and services.

“Bankruptcy Code” shall mean the Bankruptcy Code in Title 11 of the United States Code.

“Borrower” shall have the meaning set forth in the first paragraph of this Credit Agreement.

“Borrowing Date” shall mean, in respect of any Loan, the date such Loan is made.

“Business” shall have the meaning set forth in Section 3.10.

“Business Day” shall mean a day other than a Saturday, Sunday or other day on which commercial banks in Charlotte, North Carolina, Santa Ana, California or New York, New York are authorized or required by law to close; provided, however, that when used in connection with a rate determination, borrowing or payment in respect of a LIBOR Rate Loan, the term “Business Day” shall also exclude any day on which banks in London, England are not open for dealings in Dollar deposits in the London interbank market.

“Capital Lease” shall mean any lease of property, real or personal, the obligations with respect to which are required to be capitalized on a balance sheet of the lessee in accordance with GAAP.

“Capital Lease Obligations” shall mean the capitalized lease obligations relating to a Capital Lease determined in accordance with GAAP.

“Capital Stock” shall mean (i) in the case of a corporation, capital stock, (ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of capital stock, (iii) in the case of a partnership, partnership interests (whether general or limited), (iv) in the case of a limited liability company, membership interests and (v) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Cash” shall mean Dollars held in a deposit account.

“Cash Equivalents” shall mean (i) securities issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the United States of America is pledged in support thereof) having maturities of not more than twelve months from the date of acquisition (“Government

Obligations”), (ii) Dollar denominated (or foreign currency fully hedged to Dollar) time deposits, certificates of deposit, Eurodollar time deposits and Eurodollar certificates of deposit of (y) any domestic commercial bank of recognized standing having capital and surplus in excess of $250,000,000 or (z) any bank whose short-term commercial paper rating from S&P is at least A-1 or the equivalent thereof or from Moody’s is at least P-1 or the equivalent thereof (any such bank being an “Approved Bank”), in each case with maturities of not more than 364 days from the date of acquisition, (iii) commercial paper and variable or fixed rate notes issued by any Approved Bank (or by the parent company thereof) or any variable rate notes issued by, or guaranteed by any domestic corporation rated A-1 (or the equivalent thereof) or better by S&P or P-1 (or the equivalent thereof) or better by Moody’s and maturing within six months of the date of acquisition, (iv) repurchase agreements with a bank or trust company (including a Lender) or a recognized securities dealer having capital and surplus in excess of $500,000,000 for direct obligations issued by or fully guaranteed by the United States of America, and (v) obligations of any state of the United States or any political subdivision thereof for the payment of the principal and redemption price of and interest on which there shall have been irrevocably deposited Government Obligations maturing as to principal and interest at times and in amounts sufficient to provide such payment.

“Change in Law” shall mean the occurrence, after the date of this Credit Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority.

“Change of Control” shall mean (a) so long as Mehrdad Moshayedi, Manouch Moshayedi and Masoud Moshayedi, collectively, own and control, beneficially and of record, Voting Stock of the Borrower representing 25% or more of the combined voting power of all Voting Stock of the Borrower, then any Person or two or more Persons, other than Mehrdad Moshayedi, Manouch Moshayedi or Masoud Moshayedi, acting in concert, shall have acquired “beneficial ownership,” directly or indirectly, of, or shall have acquired by contract or otherwise, or shall have entered into a contract or arrangement that, upon consummation, will result in its or their acquisition of, or control over, Voting Stock of the Borrower (or other securities convertible into such Voting Stock) representing 30% or more of the combined voting power of all Voting Stock of the Borrower, (b) if Mehrdad Moshayedi, Manouch Moshayedi and Masoud Moshayedi, collectively, own and control, beneficially and of record, Voting Stock of the Borrower representing less than 25% of the combined voting power of all Voting Stock of the Borrower, then any Person or two or more Persons, other than Mehrdad Moshayedi, Manouch Moshayedi or Masoud Moshayedi, acting in concert, shall have acquired “beneficial ownership,” directly or indirectly, of, or shall have acquired by contract or otherwise, or shall have entered into a contract or arrangement that, upon consummation, will result in its or their acquisition of, or control over, Voting Stock of the Borrower (or other securities convertible into such Voting Stock) representing 20% or more of the combined voting power of all Voting Stock of the Borrower, or (c) Continuing Directors shall cease for any reason to constitute a majority of the members of the board of directors of the Borrower then in office. As used herein, “beneficial ownership” shall have the meaning provided in Rule 13d-3 of the Securities and Exchange Commission under the Securities Act of 1934.

“Closing Date” shall mean the date of this Credit Agreement.

“Code” shall mean the Internal Revenue Code of 1986.

“Commitment Fee” shall have the meaning set forth in Section 2.2(a).

“Commonly Controlled Entity” shall mean an entity, whether or not incorporated, which is under common control with the Borrower within the meaning of Section 4001 of ERISA or is part of a group which includes the Borrower and which is treated as a single employer under Section 414 of the Code.

“Consolidated” shall mean, when used with reference to financial statements or financial statement items of the Borrower and its Subsidiaries or any other Person, such statements or items on a consolidated basis in accordance with the consolidation principles of GAAP.

“Consolidated EBITDA” shall mean, for any applicable period of computation, (a) Consolidated Net Income for such period plus, without duplication, (b) the sum of the following to the extent deducted in calculating Consolidated Net Income: (i) Consolidated Interest Expense for such period, (ii) the provision for Federal, state, local and foreign income taxes payable by the Borrower and its Subsidiaries for such period, (iii) depreciation and amortization expense for such period, (iv) other non-recurring expenses of the Borrower and its Subsidiaries reducing such Consolidated Net Income for such period, and (v) other permanent non-cash expenses reducing such Consolidated Net Income for such period and minus (c) the following to the extent included in calculating such Consolidated Net Income: (i) Federal, state, local and foreign income tax credits of the Borrower and its Subsidiaries for such period, (ii) other permanent non-cash items increasing Consolidated Net Income for such period, and (iii) other non-recurring items increasing Consolidated Net Income for such period.

“Consolidated Interest Expense” shall mean, for any applicable period of computation, all interest expense (excluding amortization of debt discount and premium, but including the interest component under Capital Leases) for such period of the Borrower and its Subsidiaries on a Consolidated basis.

“Consolidated Net Income” shall mean, for any applicable period of computation, the net income (excluding extraordinary losses and gains and all non-cash income) of the Borrower and its Subsidiaries on a Consolidated basis for such period.

“Consolidated Total Liabilities” shall mean all total liabilities of the Borrower and its Subsidiaries on a consolidated basis, as determined in accordance with GAAP, plus, without duplication, all Indebtedness and Guaranty Obligations of the Borrower or any of its Subsidiaries (other than inter-company Indebtedness).

“Continuing Director” shall mean, as of any date of determination any member of the board of directors of the Borrower who (i) was a member of the board of directors on the Closing Date or (ii) was nominated for election or elected to such board of directors with the affirmative vote of a majority of the directors who were either directors on the Closing Date or whose nominations or election was previously so approved.

“Contractual Obligation” shall mean, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Copyright Licenses” shall mean any agreement, whether written or oral, providing for the grant by or to a Person of any right under any Copyright.

“Copyrights” shall mean all copyrights (other than copyrights of de minimus value) of the Borrower and its Subsidiaries in all works, now existing or hereafter created or acquired, all registrations and recordings thereof, and all applications in connection therewith, whether in the United States Copyright Office or in any similar office or agency of the United States, any state thereof or any other country or any political subdivision thereof, or otherwise.

“Credit Documents” shall mean this Credit Agreement, the Notes, any Joinder Agreement and all other agreements, documents, certificates and instruments delivered to the Administrative Agent or any Lender by any Credit Party in connection therewith (other than any agreement, document, certificate or instrument related to a Hedging Agreement).

“Credit Party” shall mean any of the Borrower or the Guarantors.

“Credit Party Obligations” shall mean, without duplication, (i) all of the obligations (including principal, interest, fees, reimbursements, indemnification obligations and other amounts) of the Credit Parties to the Lenders and the Administrative Agent, whenever arising, under this Credit Agreement, the Notes or any of the other Credit Documents (including, but not limited to, any interest accruing after the occurrence of a filing of a petition of bankruptcy under the Bankruptcy Code with respect to any Credit Party, regardless of whether such interest is an allowed claim under the Bankruptcy Code), (ii) all liabilities and obligations, whenever arising, owing from any Credit Party or any of its Subsidiaries to any Hedging Agreement Provider arising under any Hedging Agreement, and (iii) all liabilities and obligations, whenever arising, owing from any Credit Party or any of its Subsidiaries to the Agent or any of its Affiliates in connection with Bank Products.

“Debt Issuance” shall mean the issuance of any Indebtedness for borrowed money by the Borrower or any of its Subsidiaries (excluding any Equity Issuance or any Indebtedness of the Borrower and its Subsidiaries permitted to be incurred pursuant to Section 6.1 hereof).

“Default” shall mean any of the events specified in Section 7.1, whether or not any requirement for the giving of notice or the lapse of time, or both, or any other condition, has been satisfied.

“Defaulting Lender” shall mean, at any time, any Lender that, at such time (a) has failed to make a Loan required pursuant to the term of this Credit Agreement and such default remains uncured, (b) has failed to pay to the Administrative Agent or any Lender an amount owed by such Lender pursuant to the terms of this Credit Agreement and such default remains uncured, or (c) has been deemed insolvent or has become subject to a bankruptcy or insolvency proceeding or to a receiver, trustee or similar official.

“Dispute” shall mean any judicial proceeding, any dispute, claim or controversy arising out of, connected with or relating to this Credit Agreement and other Credit Documents.

“Dollars” and “$” shall mean dollars in lawful currency of the United States of America.

“Domestic Lending Office” shall mean, initially, the office of each Lender designated as such Lender’s Domestic Lending Office shown on Schedule 9.2; and thereafter, such other office of such Lender as such Lender may from time to time specify to the Administrative Agent and the Borrower as the office of such Lender at which Alternate Base Rate Loans of such Lender are to be made.

“Domestic Subsidiary” shall mean any Subsidiary that is organized and existing under the laws of the United States or any state or commonwealth thereof or under the laws of the District of Columbia; provided, however, that, “Domestic Subsidiary” shall not include S.T.I. LLC, a California limited liability company, until 180 days after the Closing Date, if still in existence at that time.

“Eligible Assignee” shall mean (a) a Lender, (b) an Affiliate of a Lender, (c) an Approved Fund, and (d) any other Person (other than a natural person) approved by (i) the Administrative Agent, and (ii) unless a Default or Event of Default has occurred and is continuing, the Borrower (each such approval not to be unreasonably withheld or delayed); provided that notwithstanding the foregoing, “Eligible Assignee” shall not include the Borrower or any of the Borrower’s Affiliates or Subsidiaries.

“Environmental Laws” shall mean any and all applicable foreign, federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees, requirements of any Governmental Authority or other Requirement of Law (including common law) regulating, relating to or imposing liability or standards of conduct concerning protection of human health or the environment, as now or may at any time be in effect during the term of this Credit Agreement.

“Equity Issuance” shall mean any issuance by the Borrower or any Subsidiary to any Person which is not a Credit Party or any of its Subsidiaries of (a) shares of its Capital Stock, (b) any shares of its Capital Stock pursuant to the exercise of options or warrants or (c) any shares of its Capital Stock pursuant to the conversion of any debt securities to equity. The term “Equity Issuance” shall not include any Asset Disposition or any Debt Issuance.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974.

“Eurodollar Reserve Percentage” shall mean for any day, the percentage (expressed as a decimal and rounded upwards, if necessary, to the next higher 1/100th of 1%) which is in effect for such day as prescribed by the Federal Reserve Board (or any successor) for determining the maximum reserve requirement (including without limitation any basic, supplemental or emergency reserves) in respect of Eurocurrency liabilities, as defined in Regulation D of such Board as in effect from time to time, or any similar category of liabilities for a member bank of the Federal Reserve System in New York City.

“Event of Default” shall mean any of the events specified in Section 7.1; provided, however, that any requirement for the giving of notice or the lapse of time, or both, or any other condition, has been satisfied.

“Excluded Taxes” means, with respect to the Administrative Agent or any Lender, or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which the Borrower is located and (c) in the case of a Foreign Lender, any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party hereto (or designates a new lending office) or is attributable to such Foreign Lender’s failure or inability (other than as a result of a Change in Law) to comply with Section 2.15(e), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 2.15(a).

“Federal Funds Effective Rate” shall have the meaning set forth in the definition of “Alternate Base Rate”.

“Fee Letter” shall mean the letter agreement dated June 26, 2008, addressed to the Borrower from the Administrative Agent.

“Foreign Lender” shall mean any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Foreign Subsidiary” shall mean any Subsidiary that is not a Domestic Subsidiary.

“Fund” shall mean any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“GAAP” shall mean generally accepted accounting principles in effect in the United States of America applied on a consistent basis, subject, however, in the case of determination of compliance with the financial covenants set out in Section 5.9 to the provisions of Section 1.3.

“Governmental Approvals” shall mean all authorizations, consents, approvals, permits, licenses and exemptions of, registrations and filings with, and reports to, all Governmental Authorities.

“Governmental Authority” shall mean the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantor” shall have the meaning set forth in the first paragraph of this Credit Agreement.

“Guaranty” shall mean the guaranty of the Guarantors set forth in Article X.

“Guaranty Obligations” shall mean, with respect to any Person, without duplication, any obligations of such Person (other than endorsements in the ordinary course of business of negotiable instruments for deposit or collection) guaranteeing or intended to guarantee any Indebtedness of any other Person in any manner, whether direct or indirect, and including without limitation any obligation, whether or not contingent, (i) to purchase any such Indebtedness or any property constituting security therefor, (ii) to advance or provide funds or other support for the payment or purchase of any such Indebtedness or to maintain working capital, solvency or other balance sheet condition of such other Person (including without limitation keep well agreements, maintenance agreements, comfort letters or similar agreements or arrangements) for the benefit of any holder of Indebtedness of such other Person, (iii) to lease or purchase Property, securities or services primarily for the purpose of assuring the holder of such Indebtedness, or (iv) to otherwise assure or hold harmless the holder of such Indebtedness against loss in respect thereof. The amount of any Guaranty Obligation hereunder shall (subject to any limitations set forth therein) be deemed to be an amount equal to the outstanding principal amount (or maximum principal amount, if larger) of the Indebtedness in respect of which such Guaranty Obligation is made.

“Hedging Agreement Provider” shall mean any Person that enters into a Hedging Agreement with a Credit Party so long as such Person is a Lender, an Affiliate of a Lender or any other Person that was a Lender (or an Affiliate of a Lender) on the Closing Date or at the time it entered into the Hedging Agreement but has ceased to be a Lender (or whose Affiliate has ceased to be a Lender) under the Credit Agreement.

“Hedging Agreements” shall mean, with respect to any Person, any agreement entered into to protect such Person against fluctuations in interest rates, or currency or raw materials values, including, without limitation, any interest rate swap, cap or collar agreement or similar arrangement between such Person and one or more counterparties, commodity purchase or option agreements or other interest or exchange rate hedging agreements.

“Indebtedness” shall mean, with respect to any Person, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, or upon which interest payments are customarily made, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person (other than customary reservations or retentions of title under agreements with suppliers entered into in the ordinary course of business), (d) all obligations of such Person issued or assumed as the deferred purchase price of property or services purchased by such Person (other than trade debt incurred in the ordinary course of business and due within three months of the incurrence thereof) which would appear as liabilities on a balance sheet of such Person, (e) all obligations of such Person under take-or-pay or similar arrangements or under commodities agreements, (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on, or payable out of the proceeds of production from, property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (g) all Guaranty Obligations of such Person with respect to Indebtedness of another Person, (h) the principal portion of all Capital Lease Obligations of such Person, (i) all obligations of such Person under Hedging Agreements, excluding any portion thereof which would be accounted for as interest expense under GAAP, (j) the maximum amount of all letters of credit issued or bankers’ acceptances facilities created for the account of such Person and, without duplication, all drafts drawn thereunder (to the extent unreimbursed), (k) all preferred Capital Stock issued by such Person and which by the terms thereof could be (at the request of the holders thereof or otherwise) subject to mandatory sinking fund payments, redemption or other acceleration, (l) the principal balance outstanding under any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing product or (m) the Indebtedness of any partnership or unincorporated joint venture in which such Person is a general partner or a joint venturer.

“Indemnified Taxes” shall mean Taxes other than Excluded Taxes.

“Indemnitee” shall have the meaning set forth in Section 9.4(a).

“Insolvency” shall mean, with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of such term as used in Section 4245 of ERISA.

“Insolvent” shall mean being in a condition of Insolvency.

“Intellectual Property” shall mean the Copyrights, Copyright Licenses, Patents, Patent Licenses, Trademarks and Trademark Licenses of the Borrower and its Subsidiaries (other than off-the-shelf software products), all goodwill associated therewith and all rights to sue for infringement thereof.

“Interest Payment Date” shall mean (a) as to any Alternate Base Rate Loan, the last day of each March, June, September and December (commencing September 30, 2008) and on the Maturity Date, (b) as to any LIBOR Rate Loan having an Interest Period of three months or less, the last day of such Interest Period, and (c) as to any LIBOR Rate Loan having an Interest Period longer than three months, (i) each three (3) month anniversary following the first day of such Interest Period and (ii) the last day of such Interest Period.

“Interest Period” shall mean, with respect to any LIBOR Rate Loan,

(i) initially, the period commencing on the Borrowing Date or conversion date, as the case may be, with respect to such LIBOR Rate Loan and ending one, three, six or nine months thereafter, as selected by the Borrower in the Notice of Borrowing or Notice of Conversion given with respect thereto; and

(ii) thereafter, each period commencing on the last day of the immediately preceding Interest Period applicable to such LIBOR Rate Loan and ending one, three, six or nine months thereafter, as selected by the Borrower by irrevocable notice to the Administrative Agent not less than three Business Days prior to the last day of the then current Interest Period with respect thereto; provided that the foregoing provisions are subject to the following:

(A) if any Interest Period pertaining to a LIBOR Rate Loan would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

(B) any Interest Period pertaining to a LIBOR Rate Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the relevant calendar month;

(C) if the Borrower shall fail to give notice as provided above, the Borrower shall be deemed to have selected an Alternate Base Rate Loan to replace the affected LIBOR Rate Loan;

(D) any Interest Period in respect of any Loan that would otherwise extend beyond the Maturity Date shall end on the Maturity Date; and

(E) no more than seven (7) LIBOR Rate Loans may be in effect at any time. For purposes hereof, LIBOR Rate Loans with different Interest Periods shall be considered as separate LIBOR Rate Loans, even if they shall begin on the same date, although borrowings, extensions and conversions may, in accordance with the provisions hereof, be combined at the end of existing Interest Periods to constitute a new LIBOR Rate Loan with a single Interest Period.

“Interstate Commerce Act” shall mean the Interstate Commerce Act of 1887.

“Investment” shall mean (a) the acquisition (whether for cash, property, services, assumption of Indebtedness, securities or otherwise) of assets, shares of Capital Stock, bonds, notes, debentures, partnership, joint ventures or other ownership interests or other securities of any Person or (b) any deposit with, or advance, loan or other extension of credit to, such Person (other than deposits made in connection with the purchase of equipment or other assets in the ordinary course of business) or (c) any other capital contribution to or investment in such Person, including, without limitation, any Guaranty Obligation incurred for the benefit of such Person.

“Joinder Agreement” shall mean a Joinder Agreement in substantially the form of Schedule 5.10, executed and delivered by an Additional Credit Party in accordance with the provisions of Section 5.10.

“Leverage Ratio” shall mean, for any date of determination, the ratio of (i) Consolidated Indebtedness as of such date to (ii) Consolidated EBITDA for the four fiscal quarter period ending as of such date.

“LIBOR” shall mean, for any LIBOR Rate Loan for any Interest Period therefor, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) appearing on Reuters Screen LIBOR01 Page (or any successor page) as the London interbank offered rate for deposits in Dollars at approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period; provided that if more than one rate is specified on Reuters Screen LIBOR01 Page, the applicable rate shall be the arithmetic mean of all such rates (rounded upwards, if necessary, to the nearest 1/100 of 1%). If, for any reason, neither of such rates is available, then “LIBOR” shall mean the rate per annum at which, as determined by the Administrative Agent, Dollars in an amount comparable to the Loans then requested are being offered to leading banks at approximately 11:00 a.m. London time, two (2) Business Days prior to the commencement of the applicable Interest Period for settlement in immediately available funds by leading banks in the London interbank market for a period equal to the Interest Period selected.

“LIBOR Lending Office” shall mean, initially, the office of each Lender designated as such Lender’s LIBOR Lending Office shown on Schedule 9.2; and thereafter, such other office of such Lender as such Lender may from time to time specify to the Administrative Agent and the Borrower as the office of such Lender at which the LIBOR Rate Loans of such Lender are to be made.

“LIBOR Rate” shall mean a rate per annum (rounded upwards, if necessary, to the next higher 1/100th of 1%) determined by the Administrative Agent pursuant to the following formula:

LIBOR Rate =	LIBOR
1.00 - Eurodollar Reserve Percentage

“LIBOR Rate Loan” shall mean Loans the rate of interest applicable to which is based on the LIBOR Rate.

“Lien” shall mean any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement and any Capital Lease having substantially the same economic effect as any of the foregoing).

“Loans” shall have the meaning set forth in Section 2.1.

“Material Adverse Effect” shall mean (i) a material adverse effect on the business, financial condition or operations of the Borrower or of the Borrower and its Subsidiaries, taken as a whole, (ii) a material change in the ability of the Borrower or of the Borrower and the Guarantors, taken as a whole, to perform its, or their, obligations, when such obligations are required to be performed, under this Credit Agreement, the Note or any other Credit Document or (iii) material change in the validity or enforceability of this Credit Agreement, the Note or any of the other Credit Documents or the rights or remedies of the Administrative Agent or the Lenders hereunder or thereunder.

“Materials of Environmental Concern” shall mean any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products or any hazardous or toxic substances, materials or wastes, defined or regulated as such in or under any Environmental Law, including, without limitation, asbestos, mercury, lead, radioactive materials and polychlorinated biphenyls.

“Maturity Date” shall mean July 30, 2010.

“Maximum Lawful Rate” shall have the meaning set forth in Section 2.8(c).

“Minimum Liquidity Ratio” shall mean, at any time, the then aggregate amount of Cash and Cash Equivalents not subject to any Lien divided by Consolidated Total Liabilities.

“Moody’s” shall mean Moody’s Investors Service, Inc.

“Multiemployer Plan” shall mean a Plan that is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Cash Proceeds” shall mean the aggregate cash proceeds received by the Borrower or any Subsidiary in respect of any Asset Disposition, net of (a) direct costs (including, without limitation, legal, accounting and investment banking fees, and sales commissions) associated therewith, (b) amounts held in escrow to be applied as part of the purchase price of any Asset Disposition and (c) taxes paid or payable as a result thereof; it being understood that “Net Cash Proceeds” shall include, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received by the Borrower or any Subsidiary in any Asset Disposition and any cash released from escrow as part of the purchase price in connection with any Asset Disposition.

“Note” or “Notes” shall mean the promissory notes of the Borrower in favor of each of the Lenders requesting a Note evidencing the Loans provided pursuant to Section 2.1(e), individually or collectively, as appropriate.

“Notice of Borrowing” shall mean a request for a Loan borrowing pursuant to Section 2.1(b)(i). A form of Notice of Borrowing is attached as Schedule 2.1(b)(i).

“Notice of Conversion” shall mean the written notice of extension or conversion as referenced and defined in Section 2.7.

“OFAC” shall mean the U.S. Department of the Treasury’s Office of Foreign Assets Control.

“Other Taxes” shall mean all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Credit Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Credit Agreement or any other Credit Document.

“Participant” shall have the meaning set forth in Section 9.6(d).

“Patent Licenses” shall mean all agreements, whether written or oral, providing for the grant by or to a Person of any right to manufacture, use or sell any invention covered by a Patent.

“Patents” shall mean all letters patent (other than letters patent of de minimus value) of the United States or any other country, now existing or hereafter arising, and all improvement patents, reissues, reexaminations, patents of additions, renewals and extensions thereof and (ii) all applications for letters patent of the United States or any other country, now existing or hereafter arising, and all provisionals, divisions, continuations and continuations-in-part and substitutes thereof.

“PBGC” shall mean the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA.

“Permitted Acquisition” shall mean an acquisition or any series of related acquisitions by the Borrower or any of its Subsidiaries of (a) all or substantially all of the assets or a majority of the outstanding Voting Stock or economic interests of a Person or (b) any division, line of business or other business unit of a Person (such Person or such division, line of business or other business unit of such Person shall be referred to herein as the “Target”), in each case that is a type of business (or assets used in a type of business) permitted to be engaged in by the Credit Parties and their Subsidiaries pursuant to Section 5.4, so long as (i) no Default or Event of Default shall then exist or would exist after giving effect thereto, (ii) the Credit Parties shall demonstrate to the reasonable satisfaction of the Administrative Agent that, both before and after giving effect to the acquisition on a pro forma basis, (A) the Leverage Ratio shall be less than or equal to the ratio that is 0.25 lower than the Leverage Ratio then required under Section 5.9(a) or as otherwise approved by the Administrative Agent and (B) the Credit Parties are in compliance with each of the financial covenants set forth in Section 5.9, (iii) the Target, if a Person, shall have executed a Joinder Agreement in accordance with the terms of Section 5.10, (iv) such acquisition shall not be a “hostile” acquisition and shall have been approved by the Board of Directors and/or shareholders of the Target, (v) after giving effect to such acquisition, there shall be at least $5,000,000 of borrowing availability under the Revolving Committed Amount and (vi) the aggregate cash consideration (excluding equity consideration, but including, without limitation, earn outs or deferred compensation or non-competition arrangements and the amount of Indebtedness and other liabilities assumed by the Credit Parties and their Subsidiaries) paid by the Credit Parties and their Subsidiaries (A) in connection with any such acquisition shall not exceed $15,000,000 and (B) for all acquisitions made during the term of this Credit Agreement shall not exceed $50,000,000.

“Permitted Investments” shall mean:

(i) Cash and Cash Equivalents;

(ii) receivables owing to the Borrower or any of its Subsidiaries or any receivables and advances to suppliers, in each case if created, acquired or made in the ordinary course of business and payable or dischargeable in accordance with customary trade terms;

(iii) Investments in and loans to the Borrower or any Subsidiary of the Borrower;

(iv) short-term loans to employees and advances to employees in the ordinary course of business for the payment of bona fide, properly documented, business expenses to be incurred on behalf of the Borrower and its Subsidiaries; provided that the aggregate outstanding amount of all such loans and advances shall not exceed $500,000 in the aggregate at any time;

(v) Investments (including debt obligations) received in connection with the bankruptcy or reorganization of suppliers and customers and in settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business;

(vi) Investments, acquisitions or transactions permitted under Section 6.5(b);

(vii) Hedging Agreements to the extent permitted pursuant to Section 6.1(d);

(viii) Permitted Acquisitions;

(ix) capital expenditures not prohibited by this Agreement (whether paid in cash or other consideration or accrued as a liability and including that portion of Capital Leases which is capitalized on the consolidated balance sheet of the Borrower and its Subsidiaries) by the Borrower and its Subsidiaries; and

(x) additional loan advances and/or Investments of a nature not contemplated by the foregoing clauses hereof; provided that such loans, advances and/or investments made pursuant to this clause (ix) shall not exceed an aggregate amount of $5,000,000.

“Permitted Liens” shall mean:

(i) Liens securing purchase money indebtedness and Capital Lease Obligations (and refinancings thereof) to the extent permitted under Section 6.1(c); provided that (A) any such Lien attaches to such property concurrently with or within 30 days after the acquisition thereof and (B) such Lien attaches solely to the property so acquired in such transaction;

(ii) Liens for taxes, assessments, charges or other governmental levies not yet due or as to which the period of grace (not to exceed 60 days), if any, related thereto has not expired or which are being contested in good faith by appropriate proceedings; provided that adequate reserves with respect thereto are maintained on the books of the Borrower or its Subsidiaries, as the case may be, in conformity with GAAP (or, in the case of Subsidiaries with significant operations outside of the United States of America, generally accepted accounting principles in effect from time to time in their respective jurisdictions of incorporation);

(iii) statutory Liens such as carriers’, warehousemen’s, mechanics’, materialmen’s, landlords’, repairmen’s or other like Liens arising in the ordinary course of business which are not overdue for a period of more than 30 days or which are being contested in good faith by appropriate proceedings;

(iv) pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation and deposits securing liability to insurance carriers under insurance or self-insurance arrangements;

(v) deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(vi) easements, rights of way, restrictions and other similar encumbrances affecting real property which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person;

(vii) Liens existing on the date hereof and listed on Schedule 1.1(d);

(viii) Liens arising from filing UCC financing statements relating solely to leases not prohibited by this Agreement;

(ix) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods to the extent such Liens could not reasonably be expected to have a Material Adverse Effect;

(x) any zoning or similar law or right reserved to or vested in any Governmental Authority to control or regulate the use of any real property goods to the extent such law or right could not reasonably be expected to have a Material Adverse Effect; and

(xi) any extension, renewal or replacement (or successive extensions, renewals or replacements), in whole or in part, of any Lien referred to in the foregoing clauses; provided that such extension, renewal or replacement Lien shall be limited to all or a part of the property which secured the Lien so extended, renewed or replaced (plus improvements on such property).

“Person” shall mean any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” shall mean, at any particular time, any employee benefit plan which is covered by Title IV of ERISA and in respect of which the Borrower or a Commonly Controlled Entity is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Prime Rate” shall have the meaning set forth in the definition of Alternate Base Rate.

“Properties” shall have the meaning set forth in Section 3.10(a).

“Recovery Event” shall mean the receipt by the Borrower or any of its Subsidiaries of any cash insurance proceeds or condemnation award payable by reason of theft, loss, physical destruction or damage, taking or similar event with respect to any of their respective property or assets other than obsolete property or assets no longer used or useful in the business of the Borrower or any of its Subsidiaries.

“Register” shall have the meaning set forth in Section 9.6(c).

“Related Parties” shall mean, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

“Reorganization” shall mean, with respect to any Multiemployer Plan, the condition that such Plan is in reorganization within the meaning of such term as used in Section 4241 of ERISA.

“Reportable Event” shall mean any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the thirty-day notice period is waived under PBGC Reg. §4043.

“Required Lenders” shall mean (a) if there are fewer than three Lenders (excluding Defaulting Lenders), then all Lenders that are not Defaulting Lenders, and (b) if there are three or more Lenders (other than Defaulting Lenders), then at least two Lenders that are not Defaulting Lenders holding in the aggregate more than 51% of the Revolving Commitments at such time; provided, however, that if any Lender shall be a Defaulting Lender at such time, then there shall be excluded from the determination of Required Lenders all Credit Party Obligations owing to such Defaulting Lender and such Defaulting Lender’s Revolving Commitments.

“Requirement of Law” shall mean, as to any Person, the Certificate of Incorporation and By-laws or other organizational or governing documents of such Person, and each law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer” shall mean, as to (a) the Borrower, the President, the Vice-President, the Chief Executive Officer, the Chief Operating Officer or the Chief Financial Officer or (b) any other Credit Party, any duly authorized officer thereof.

“Restricted Payment” shall mean (a) any dividend or other distribution, direct or indirect, on account of any shares of any class of Capital Stock of a Credit Party, now or hereafter outstanding, (b) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of Capital Stock of the Borrower or any of its Subsidiaries, now or hereafter outstanding, (c) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of Capital Stock of the Borrower or any of its Subsidiaries, now or hereafter outstanding, and (d) any payment, prepayment, redemption or similar payment with respect to the Subordinated Debt of any Credit Party or any of its Subsidiaries.

“Revolving Commitment” shall mean, with respect to each Lender, the commitment of such Lender to make Loans in an aggregate principal amount at any time outstanding up to such Lender’s Revolving Committed Amount as specified in Schedule 2.1(a), as such amount may be reduced from time to time in accordance with the provisions hereof.

“Revolving Commitment Percentage” shall mean, for each Lender, the percentage identified as its Revolving Commitment Percentage on Schedule 2.1(a), as such percentage may be modified in connection with any assignment made in accordance with the provisions of Section 9.6(b).

“Revolving Commitment Period” shall mean the period from and including the Closing Date to but not including the Maturity Date.

“Revolving Committed Amount” shall have the meaning set forth in Section 2.1(a).

“S&P” shall mean Standard & Poor’s Ratings Services, a division of The McGraw Hill Companies, Inc.

“Sanctioned Country” shall mean a country subject to a sanctions program identified on the list maintained by OFAC and available at http://www.treas.gov/offices/eotffc/ofac/sanctions/index.html, or as otherwise published from time to time.

“Sanctioned Person” shall mean (i) a Person named on the list of “Specially Designated Nationals and Blocked Persons” maintained by OFAC available at http://www.treas.gov/offices/eotffc/ofac/sdn/index.html, or as otherwise published from time to time, or (ii) (A) an agency of the government of a Sanctioned Country, (B) an organization controlled by a Sanctioned Country, or (C) a person resident in a Sanctioned Country, to the extent subject to a sanctions program administered by OFAC.

“Single Employer Plan” shall mean any Plan that is not a Multiemployer Plan.

“Specified Sales” shall mean (a) the sale, transfer, lease or other disposition of inventory and materials in the ordinary course of business (including (i) the lease or sublease by any Credit

Party as a lessor of property in the ordinary course of business under operating leases, and (ii) the sale or discount without recourse of defaulted or disputed accounts receivable arising in the ordinary course of business in connection with the compromise or collection thereof) and (b) the sale, transfer or other disposition of Cash or Cash Equivalents.

“Subordinated Debt” shall mean any Indebtedness incurred by any Credit Party which by its terms is specifically subordinated in right of payment to the prior payment of the Credit Party Obligations and contains subordination and other terms acceptable to the Required Lenders.

“Subsidiary” shall mean, as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Credit Agreement shall refer to a Subsidiary or Subsidiaries of the Borrower; provided, however, that “Subsidiary” shall not include S.T.I. LLC, a California limited liability company, until 180 days after the Closing Date, if still in existence at that time; and provided, further, that “Subsidiary” shall not include R-Lastikko 1702 Oy, a Finnish company, until 180 days after the Closing Date, if still in existence at that time.

“Taxes” shall mean all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Trademark License” shall mean any agreement, whether written or oral, providing for the grant by or to a Person of any right to use any Trademark.

“Trademarks” shall mean all trademarks, trade names, corporate names, company names, business names, fictitious business names, service marks, elements of package or trade dress of goods or services, logos and other source or business identifiers (other than such items that are of de minimus value), together with the goodwill associated therewith, now existing or hereafter adopted or acquired, all registrations and recordings thereof, and all applications in connection therewith, whether in the United States Patent and Trademark Office or in any similar office or agency of the United States, any State thereof or any other country or any political subdivision thereof and all renewals thereof.

“Tranche” shall mean the collective reference to (a) LIBOR Rate Loans whose Interest Periods begin and end on the same day and (b) Alternate Base Rate Loans made on the same day. A Tranche with respect to LIBOR Rate Loans may sometimes be referred to as a “Eurodollar Tranche”.

“Transfer Effective Date” shall have the meaning set forth in each Commitment Transfer Supplement.

“2.15 Certificate” shall have the meaning set forth in Section 2.15.

“Type” shall mean, as to any Loan, its nature as an Alternate Base Rate Loan or LIBOR Rate Loan, as the case may be.

“Voting Stock” shall mean, with respect to any Person, Capital Stock issued by such Person the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even though the right so to vote has been suspended by the happening of such a contingency.

“Wachovia” shall mean Wachovia Bank, National Association, a national banking association.

Section 1.2 Other Definitional Provisions.

The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Credit Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Credit Agreement, (e) any reference to any law or regulation herein shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

Section 1.3 Accounting Terms.

Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared in accordance with GAAP applied on a basis consistent with the most recent audited Consolidated financial statements of the Borrower delivered to the Lenders; provided that, if the Borrower notifies the Administrative Agent that it wishes to amend any covenant in Section 5.9 to eliminate the effect of any change in GAAP on the operation of such covenant (or if the Administrative Agent notifies the Borrower that the Required Lenders wish to amend Section 5.9 for such purpose), then the Borrower’s compliance with such covenant shall be determined on the basis of GAAP in effect immediately before the relevant change in GAAP became effective, until either such notice is withdrawn or such covenant is amended in a manner satisfactory to the Borrower and the Required Lenders.

The Borrower shall deliver to the Administrative Agent and each Lender at the same time as the delivery of any annual or quarterly financial statements given in accordance with the provisions of Section 5.1, (i) a description in reasonable detail of any material change in the application of accounting principles employed in the preparation of such financial statements from those applied in the most recently preceding quarterly or annual financial statements as to which no objection shall have been made in accordance with the provisions above, and (ii) a reasonable estimate of the effect on the financial statements on account of such changes in application.

For purposes of computing the financial covenants set forth in Section 5.9 for any applicable test period, any Permitted Acquisition or permitted sale of assets (including a stock sale) shall have been deemed to have taken place as of the first day of such applicable test period.

Section 1.4 Computation of Time Periods.

All time references in this Credit Agreement and the other Credit Documents shall be to Pacific Daylight or Pacific Standard time, as then in effect, unless otherwise indicated. For purposes of computation of periods of time hereunder, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding.”

ARTICLE II

THE LOANS; AMOUNT AND TERMS

Section 2.1 Loans.

(a) Revolving Commitment. During the Revolving Commitment Period, subject to the terms and conditions hereof, each Lender severally agrees to make revolving credit loans (“Loans”) to the Borrower from time to time for the purposes hereinafter set forth; provided, however, that (i) with regard to each Lender individually, the amount of such Lender’s share of outstanding Loans shall not exceed such Lender’s Revolving Commitment Percentage of the aggregate Revolving Committed Amount, and (ii) with regard to the Lenders collectively, the aggregate amount of outstanding Loans shall not exceed the aggregate Revolving Committed Amount then in effect. For purposes hereof, the aggregate amount available hereunder shall be THIRTY FIVE MILLION DOLLARS ($35,000,000) (as such aggregate maximum amount may be reduced from time to time as provided in Section 2.3, the “Revolving Committed Amount”). Loans may consist of Alternate Base Rate Loans or LIBOR Rate Loans, or a combination thereof, as the Borrower may request, and may be repaid and reborrowed in accordance with the provisions hereof; provided, however, the Loans made on the Closing Date or on either of the two Business Days immediately following the Closing Date may only consist of Alternate Base Rate Loans. LIBOR Rate Loans shall be made by each Lender at its LIBOR Lending Office and Alternate Base Rate Loans at its Domestic Lending Office.

(b) Loan Borrowings.

(i) Notice of Borrowing. The Borrower shall request a Loan borrowing by written notice (or telephone notice promptly confirmed in writing which confirmation may be by fax) to the Administrative Agent not later than 5:00 p.m. on the Business Day prior to the date of the requested borrowing in the case of Alternate Base Rate Loans, and on the third Business Day prior to the date of the requested borrowing in the case of LIBOR Rate Loans. Each such request for borrowing shall be irrevocable and shall specify (A) that a Loan is requested, (B) the date of the requested borrowing (which shall be a Business Day), (C) the aggregate principal amount to be borrowed, and (D) whether the borrowing shall be comprised of Alternate Base Rate Loans, LIBOR Rate Loans or a combination thereof, and if LIBOR Rate Loans are requested, the Interest Period(s) therefor. If the Borrower shall fail to specify in any such Notice of Borrowing (I) an applicable Interest Period in the case of a LIBOR Rate Loan, then such notice shall be deemed to be a request for an Interest Period of one month, or (II) the Type of Loan requested, then such notice shall be deemed to be a request for an Alternate Base Rate Loan hereunder. The Administrative Agent shall give notice to each Lender promptly upon receipt of each Notice of Borrowing, the contents thereof and each such Lender’s share thereof.

(ii) Minimum Amounts. Each Loan which is made as an Alternate Base Rate Loan shall be in a minimum aggregate amount of $500,000 and integral multiples of $500,000 in excess thereof (or the remaining amount of the Revolving Committed Amount, if less). Each Loan which is made as a LIBOR Rate Loan shall be in a minimum aggregate amount of $1,000,000 and integral multiples of $500,000 in excess thereof (or the remaining amount of the Revolving Committed Amount, if less).

(iii) Advances. Each Lender will make its Revolving Commitment Percentage of each Loan borrowing available to the Administrative Agent for the account of the Borrower at the office of the Administrative Agent specified in Section 9.2, or at such other office as the Administrative Agent may designate in writing, upon reasonable advance notice by 1:00 p.m. on the date specified in the applicable Notice of Borrowing, in Dollars and in funds immediately available to the Administrative Agent. Such borrowing will then be made available to the Borrower by the Administrative Agent by crediting the account of the Borrower on the books of such office, or to such other account of the Borrower as specified in writing by the Borrower to the Administrative Agent in a timely manner, with the aggregate of the amounts made available to the Administrative Agent by the Lenders and in like funds as received by the Administrative Agent.

(c) Repayment. The principal amount of all Loans shall be due and payable in full on the Maturity Date.

(d) Interest. Subject to the provisions of Section 2.6, Loans shall bear interest as follows:

(i) Alternate Base Rate Loans. During such periods as Loans shall be comprised of Alternate Base Rate Loans, each such Alternate Base Rate Loan shall bear interest at a per annum rate equal to the sum of the Alternate Base Rate plus the Applicable Margin; and

(ii) LIBOR Rate Loans. During such periods as Loans shall be comprised of LIBOR Rate Loans, each such LIBOR Rate Loan shall bear interest at a per annum rate equal to the sum of the LIBOR Rate plus the Applicable Margin.

Interest on Loans shall be payable in arrears on each Interest Payment Date.

(e) Notes. The Borrower’s obligation to pay each Lender’s Loans shall be evidenced by a Note made payable to such Lender in substantially the form of Schedule 2.1(e), if requested by such Lender.

Section 2.2 Fees.

(a) Commitment Fee. In consideration of the Revolving Commitment, the Borrower agrees to pay to the Administrative Agent, for the ratable benefit of the Lenders, a commitment fee (the “Commitment Fee”) on the Closing Date as provided in the Fee Letter.

(b) Administrative Fee. If Borrower incurs Additional Loans and the Borrower and the Administrative Agent agree to the addition of new Lenders, the Borrower agrees to pay to the Administrative Agent an annual administrative fee to be mutually agreed upon.

(c) Availability Fee. Borrower shall pay to Bank quarterly an Availability Fee (the “Availability Fee”) equal to 0.25% per annum on the difference between (i) the Revolving Committed Amount and (ii) the outstanding principal balance on the Revolving Commitments for each day during the preceding calendar quarter or portion thereof.

Section 2.3 Revolving Commitment Reductions.

(a) Voluntary Reductions. The Borrower shall have the right to terminate or permanently reduce the unused portion of the Revolving Committed Amount at any time or from time to time upon not less than five Business Days’ prior written notice to the Administrative Agent (which shall notify the Lenders thereof as soon as practicable) of each such termination or reduction, which notice shall specify the effective date thereof and the amount of any such reduction which shall be in a minimum amount of $2,000,000 or a whole multiple of $1,000,000 in excess thereof and shall be irrevocable and effective upon receipt by the Administrative Agent; provided that no such reduction or termination shall be permitted if after giving effect thereto, and to any prepayments of the Loans made on the effective date thereof, the then outstanding aggregate principal amount of the Loans would exceed the aggregate Revolving Committed Amount then in effect.

(b) Mandatory Reductions. On any date that the Loans are required to be prepaid pursuant to the terms of Section 2.4(b) (ii) – (iv), the Revolving Committed Amount shall be automatically permanently reduced by the amount of such required prepayment and/or reduction.

(c) Maturity Date. The Revolving Commitment shall automatically terminate on the Maturity Date.

Section 2.4 Prepayments.

(a) Optional Prepayments. The Borrower shall have the right to prepay Loans in whole or in part from time to time; provided, however, that each partial prepayment of the Loans shall be in a minimum principal amount of $1,000,000 and integral multiples of $500,000 in excess thereof. The Borrower shall give three Business Days’ irrevocable notice in the case of LIBOR Rate Loans and one Business Day’s irrevocable notice in the case of Alternate Base Rate Loans, to the Administrative Agent (which shall notify the Lenders thereof as soon as practicable). All prepayments under this Section 2.4(a) shall be subject to Section 2.14, but otherwise without premium or penalty. Interest on the principal amount prepaid shall be due and payable on any date that a prepayment is made hereunder through the date of prepayment. Amounts prepaid on the Loans may be reborrowed in accordance with the terms hereof.

(b) Mandatory Prepayments.

(i) Revolving Committed Amount. If at any time after the Closing Date, the aggregate principal amount of outstanding Loans shall exceed the aggregate Revolving Committed Amount then in effect, the Borrower immediately shall prepay the Loans in an amount sufficient to eliminate such excess.

(ii) Asset Dispositions. Promptly following any Asset Disposition in excess of $5,000,000, the Borrower shall prepay the Loans in an aggregate principal amount equal to 100% of the Net Cash Proceeds derived from such Asset Disposition; provided, however, that so long as no Default or Event of Default then exists, such Net Cash Proceeds shall not be required to be so applied to the extent the Borrower delivers to the Administrative Agent a certificate stating that a Credit Party intends to use such Net Cash Proceeds to acquire fixed or capital assets in replacement of the disposed assets within 180 days of the receipt of such Net Cash Proceeds, it being expressly agreed that any Net Cash Proceeds not so reinvested shall be applied to repay the Loans immediately thereafter.

(iii) Recovery Event. Promptly upon receipt, the Borrower shall prepay the Loans in an aggregate principal amount equal to 100% of the cash proceeds received in connection with a Recovery Event in excess of $1,000,000; provided, however, that so long as no Default or Event of Default then exists, such cash proceeds shall not be required to be so applied to the extent the

Borrower delivers to the Administrative Agent a certificate stating that a Credit Party intends to use such cash proceeds to repair or replace damaged property or to purchase or otherwise acquire new assets or property within 180 days of the receipt of such cash proceeds, it being expressly agreed that any such cash proceeds not so reinvested shall be applied to repay the Loans immediately thereafter.

(iv) Intercompany Indebtedness. If at any time after the Closing Date, the aggregate principal amount of outstanding Loans shall exceed the sum of the aggregate amount of Cash and Cash Equivalents not subject to a Lien held by the Credit Parties (other than Net Cash Proceeds from an event described in Section 2.4(b)(ii) or 2.4(b)(iii)), plus the outstanding balance of notes held by the Credit Parties issued by Subsidiaries that are not Credit Parties, then the Borrower immediately shall prepay the Loans in an amount sufficient to eliminate such excess.

(v) Application of Mandatory Prepayments. Prepayments shall be applied first to Alternate Base Rate Loans and then to LIBOR Rate Loans in direct order of Interest Period maturities. All prepayments under this Section 2.4(b) shall be subject to Section 2.14 and be accompanied by interest on the principal amount prepaid through the date of prepayment.

(c) Hedging Obligations Unaffected. Any repayment or prepayment made pursuant to this Section 2.4 shall not affect the Borrower’s obligation to continue to make payments under any Hedging Agreement, which shall remain in full force and effect notwithstanding such repayment or prepayment, subject to the terms of such Hedging Agreement.

Section 2.5 Minimum Principal Amount of Tranches.

All borrowings, payments and prepayments in respect of Loans shall be in such amounts and be made pursuant to such elections so that after giving effect thereto the aggregate principal amount of the Loans comprising any Tranche shall be (a) with respect to Alternate Base Rate Loans, $500,000 or a whole multiple of $500,000 in excess thereof, and (b) with respect to LIBOR Rate Loans, $1,000,000 or a whole multiple of $500,000 in excess thereof.

Section 2.6 Default Rate and Interest Payment Dates.

(a) If all or a portion of the principal amount of any Loan which is a LIBOR Rate Loan shall not be paid when due or continued as a LIBOR Rate Loan in accordance with the provisions of Section 2.7 (whether at the stated maturity, by acceleration or otherwise), such overdue principal amount of such Loan shall be converted to an Alternate Base Rate Loan at the end of the Interest Period applicable thereto.

(b) Upon the occurrence, and during the continuance, of any Event of Default hereunder, the principal of and, to the extent permitted by law, interest on the Loans and any other amounts owing hereunder or under the other Credit Documents shall bear interest, payable on demand, at a per annum rate which is (A) in the case of principal, the rate that would otherwise be used as the Applicable Margin based on Level I plus 2% or (B) in the case of interest, fees or other amounts, the rate equal to the Alternate Base Rate plus the sum of the Applicable Margin then in effect for Alternate Base Rate Loans and 2% (after as well as before judgment). The Required Lenders shall have the right to revoke the imposition of any default interest imposed under this Section 2.6(b).

(c) Interest on each Loan shall be payable in arrears on each Interest Payment Date; provided that interest accruing pursuant to Section 2.6(b) shall be payable from time to time on demand.

Section 2.7 Conversion Options.

(a) The Borrower may elect from time to time to convert Alternate Base Rate Loans to LIBOR Rate Loans by giving the Administrative Agent at least three Business Days’ prior irrevocable written notice of such election. In addition, the Borrower may elect from time to time to convert LIBOR Rate Loans to Alternate Base Rate Loans by giving the Administrative Agent irrevocable written notice by 11:00 a.m. one Business Date prior to the proposed date of conversion. A form of Notice of Conversion is attached as Schedule 2.10. If the date upon which an Alternate Base Rate Loan is to be converted to a LIBOR Rate Loan is not a Business Day, then such conversion shall be made on the next succeeding Business Day. All or any part of outstanding Alternate Base Rate Loans may be converted as provided herein; provided that (i) no Loan may be converted into a LIBOR Rate Loan when any Default or Event of Default has occurred and is continuing and (ii) partial conversions shall be in an aggregate principal amount of $1,000,000 or a whole multiple of $500,000 in excess thereof. LIBOR Rate Loans may only be converted to Alternate Base Rate Loans on the last day of the applicable Interest Period. If the date upon which a LIBOR Rate Loan is to be converted to an Alternate Base Rate Loan is not a Business Day, then such conversion shall be made on the next succeeding Business Day and during the period from such last day of an Interest Period to such succeeding Business Day such Loan shall bear interest as if it were an Alternate Base Rate Loan.

(b) Any LIBOR Rate Loans may be continued as such upon the expiration of an Interest Period with respect thereto by compliance by the Borrower with the notice provisions contained in Section 2.7(a); provided that no LIBOR Rate Loan may be continued as such when any Default or Event of Default has occurred and is continuing, in which case such Loan shall be automatically converted to an Alternate Base Rate Loan at the end of the applicable Interest Period with respect thereto. If the Borrower shall fail to give timely notice of an election to continue a LIBOR Rate Loan, or the continuation of LIBOR Rate Loans is not permitted hereunder, such LIBOR Rate Loans shall be automatically converted to Alternate Base Rate Loans at the end of the applicable Interest Period with respect thereto.

Section 2.8 Computation of Interest and Fees.

(a) Interest payable hereunder with respect to any Alternate Base Rate Loan based on the Prime Rate shall be calculated on the basis of a year of 365 days (or 366 days, as applicable) for the actual days elapsed. All fees, interest and all other amounts payable hereunder shall be calculated on the basis of a 360 day year for the actual days elapsed. The Administrative Agent shall as soon as practicable notify the Borrower and the Lenders of each determination of a LIBOR Rate on the Business Day of the determination thereof. Any change in the interest rate on a Loan resulting from a change in the Alternate Base Rate shall become effective as of the opening of business on the day on which such change in the Alternate Base Rate shall become effective. The Administrative Agent shall as soon as practicable notify the Borrower and the Lenders of the effective date and the amount of each such change.

(b) Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Credit Agreement shall be conclusive and binding on the Borrower and the Lenders in the absence of manifest error. The Administrative Agent shall, at the request of the Borrower, deliver to the Borrower a statement showing the computations used by the Administrative Agent in determining any interest rate.

(c) It is the intent of the Lenders and the Credit Parties to conform to and contract in strict compliance with applicable usury law from time to time in effect. All agreements between the Lenders and the Credit Parties are hereby limited by the provisions of this paragraph which shall override and control all such agreements, whether now existing or hereafter arising and whether written or oral. In no way, nor in any event or contingency (including but not limited to prepayment or acceleration of the maturity of any Obligation), shall the interest taken, reserved, contracted for, charged, or received under this Credit Agreement, under the Notes or otherwise, exceed the maximum nonusurious amount permissible under applicable law (the “Maximum Lawful Rate”). If, from any possible construction of any of the Credit Documents or any other document, interest would otherwise be payable in excess of the Maximum Lawful Rate, any such construction shall be subject to the provisions of this paragraph and such interest shall be automatically reduced to the Maximum Lawful Rate permitted under applicable law, without the necessity of execution of any amendment or new document. If at any time thereafter the applicable rate of interest is less than the Maximum Lawful Rate, the Borrower shall continue to pay interest on the Loans until such time as the total interest paid by the Borrower therefor is equal to the total interest that would have been paid had applicable law not limited the interest rate payable under this Credit Agreement. If any Lender shall ever receive anything of value which is characterized as interest on the Loans under applicable law and which would, apart from this provision, be in excess of the Maximum Lawful Rate, an amount equal to the amount which would have been excessive interest shall, without penalty, be applied to the reduction of the principal amount owing on the Loans and not to the payment of interest, or refunded to the Borrower or the other payor thereof if and to the extent such amount which would have been excessive exceeds such unpaid principal amount of the Loans. The right to demand payment of the Loans or any other Indebtedness evidenced by any of the Credit Documents does not include the right to receive any interest which has not otherwise accrued on the date of such demand, and the Lenders do not intend to charge or receive any unearned interest in the event of such demand. All interest paid or agreed to be paid to the Lenders with respect to the Loans shall, to the extent permitted by applicable law, be amortized, prorated, allocated, and spread throughout the full stated term (including any renewal or extension) of the Loans so that the amount of interest on account of such indebtedness does not exceed the Maximum Lawful Rate permitted by applicable law.

Section 2.9 Pro Rata Treatment and Payments.

(a) Allocation of Payments Before Event of Default. Each borrowing of Loans and any reduction of the Revolving Commitments shall be made pro rata according to the respective Revolving Commitment Percentages of the Lenders. Except as otherwise expressly provided herein, each payment under this Credit Agreement or any Note shall be applied, first, to any fees then due and owing by the Borrower pursuant to Section 2.2, second, to interest then due and owing hereunder and under the Notes and, third, to principal then due and owing hereunder and under the Notes. Each payment on account of any fees pursuant to Section 2.2 shall be made pro rata in accordance with the respective amounts due and owing. Each optional prepayment on account of principal of the Loans shall be applied in accordance with Section 2.4(a); provided that prepayments made pursuant to Section 2.12 shall be applied in accordance with such Section. Each mandatory prepayment on account of principal of the Loans shall be applied in accordance with Section 2.4(b). All payments (including prepayments) to be made by the Borrower on account of principal, interest and fees shall be made without defense, set-off or counterclaim and shall be made to the Administrative Agent for the account of the Lenders at the Administrative Agent’s office specified on Section 9.2 in Dollars and in immediately available funds not later than 1:00 p.m. on the date when due. The Administrative Agent shall distribute such payments to the Lenders entitled thereto promptly upon receipt in like funds as received. If any payment hereunder (other than payments on the LIBOR Rate Loans) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day, and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension. If any payment on a LIBOR Rate Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day.

(b) Allocation of Payments After Exercise of Remedies. Notwithstanding any other provisions of this Credit Agreement to the contrary, after the Revolving Commitments shall have been terminated and the Loans and all other amounts under the Credit Documents shall have become due and payable in accordance with the terms of Section 7.2 hereof, all amounts collected or received by the Administrative Agent or any Lender on account of the Credit Party Obligations under the Credit Documents or any other amounts outstanding under any of the Credit Documents shall be paid over or delivered as follows:

FIRST, to the payment of all reasonable out-of-pocket costs and expenses (including without limitation reasonable attorneys’ fees) of the Administrative Agent in connection with enforcing the rights of the Lenders under the Credit Documents;

SECOND, to payment of any fees owed to the Administrative Agent;

THIRD, to the payment of all reasonable out-of-pocket costs and expenses (including without limitation, reasonable attorneys’ and consultants’ fees) of each of the Lenders in connection with enforcing its rights under the Credit Documents or otherwise with respect to the Credit Party Obligations owing to such Lender;

FOURTH, to the payment of all of the Credit Party Obligations consisting of accrued fees and interest, including, with respect to any Hedging Agreement, any fees, premiums and scheduled periodic payments due under such Hedging Agreement and any interest accrued thereon;

FIFTH, to the payment of the outstanding principal amount of the Credit Party Obligations and, with respect to any Hedging Agreement, any breakage, termination or other payments due under such Hedging Agreement and any interest accrued thereon;

SIXTH, to all other Credit Party Obligations and other obligations which shall have become due and payable under the Credit Documents or otherwise and not repaid pursuant to clauses “FIRST” through “FIFTH” above; and

SEVENTH, the payment of the surplus, if any, to the Borrower or to whomsoever a court of competent jurisdiction shall determine to be entitled thereto.

In carrying out the foregoing, (i) amounts received shall be applied in the numerical order provided until exhausted prior to application to the next succeeding category; (ii) each of the Lenders and Hedging Agreement Providers shall receive an amount equal to its pro rata share (based on the proportion that the then outstanding Loans held by such Lender or the outstanding obligations payable to such Hedging Agreement Provider bears to the aggregate then outstanding Loans, and obligations payable under all Hedging Agreements) of amounts available to be applied pursuant to clauses “THIRD” and “FOURTH” above; (iii) each of the Lenders and Hedging Agreement Providers shall receive an amount equal to its pro rata share (based on the proportion that the then outstanding Loans held by such Lender or the outstanding obligations payable to such Hedging Agreement Provider bears to the aggregate then outstanding Loans and obligations payable under all Hedging Agreements) of amounts available to be applied pursuant to clauses “FIFTH” and “SIXTH” above

Section 2.10 Administrative Agent’s Clawback.

(a) Funding by Lenders; Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Article II and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable borrowing available to the Administrative Agent, then the applicable Lender and the

Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of a payment to be made by such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation and (ii) in the case of a payment to be made by the Borrower, the interest rate applicable to Alternate Base Rate Loans. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the applicable borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(b) Payments by Borrower; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender, with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

Section 2.11 Inability to Determine Interest Rate.

Notwithstanding any other provision of this Credit Agreement, if (i) the Administrative Agent shall reasonably determine (which determination shall be conclusive and binding absent manifest error) that, by reason of circumstances affecting the relevant market, reasonable and adequate means do not exist for ascertaining LIBOR for such Interest Period, or (ii) the Required Lenders shall reasonably determine (which determination shall be conclusive and binding absent manifest error) that the LIBOR Rate does not adequately and fairly reflect the cost to such Lenders of funding LIBOR Rate Loans that the Borrower has requested be outstanding as a LIBOR Tranche during such Interest Period, the Administrative Agent shall forthwith give telephone notice of such determination, confirmed in writing, to the Borrower, and the Lenders at least two Business Days prior to the first day of such Interest Period. Unless the Borrower shall have notified the Administrative Agent upon receipt of such telephone notice that it wishes to rescind or modify its request regarding such LIBOR Rate Loans, any Loans that were requested to be made as LIBOR Rate Loans shall be made as Alternate Base Rate Loans and any Loans that were requested to be converted into or continued as LIBOR Rate Loans shall remain as or be converted into Alternate Base Rate Loans. Until any such notice has been withdrawn by the Administrative Agent, no further Loans shall be made as, continued as, or converted into, LIBOR Rate Loans for the Interest Periods so affected.

Section 2.12 Illegality.

Notwithstanding any other provision of this Credit Agreement, if the adoption of or any change in any Requirement of Law or in the interpretation or application thereof by the relevant Governmental Authority to any Lender shall make it unlawful for such Lender or its LIBOR Lending Office to make or maintain LIBOR Rate Loans as contemplated by this Credit Agreement or to obtain in the interbank eurodollar market through its LIBOR Lending Office the funds with which to make such Loans, (a) such Lender shall promptly notify the Administrative Agent and the Borrower thereof, (b) the commitment of such Lender hereunder to make LIBOR Rate Loans or continue LIBOR Rate Loans as such shall forthwith be suspended until the Administrative Agent shall give notice that the condition or situation which gave rise to the suspension shall no longer exist, and (c) such Lender’s Loans then outstanding as LIBOR Rate Loans, if any, shall be converted on the last day of the Interest Period for such Loans or within such earlier period as required by law as Alternate Base Rate Loans. The Borrower hereby agrees promptly to pay any Lender, upon its demand, any additional amounts necessary to compensate such Lender for actual and direct costs (but not including anticipated profits) reasonably incurred by such Lender in making any repayment in accordance with this Section including, but not limited to, any interest or fees payable by such Lender to lenders of funds obtained by it in order to make or maintain its LIBOR Rate Loans hereunder. A certificate as to any additional amounts payable pursuant to this Section submitted by such Lender, through the Administrative Agent, to the Borrower shall be conclusive in the absence of manifest error. Each Lender agrees to use reasonable efforts (including reasonable efforts to change its LIBOR Lending Office) to avoid or to minimize any amounts which may otherwise be payable pursuant to this Section; provided, however, that such efforts shall not cause the imposition on such Lender of any additional costs or legal or regulatory burdens deemed by such Lender in its sole discretion to be material.

Section 2.13 Increased Costs.

(a) Increased Costs Generally. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in the LIBOR Rate);

(ii) subject any Lender to any tax of any kind whatsoever with respect to this Credit Agreement or any LIBOR Rate Loan made by it, or change the basis of taxation of payments to such Lender in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 2.15 and the imposition of, or any change in the rate of, any Excluded Tax payable by such Lender); or

(iii) impose on any Lender or the London interbank market any other condition, cost or expense affecting this Credit Agreement or LIBOR Rate Loans made by such Lender;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any LIBOR Rate Loan (or of maintaining its obligation to make any such Loan), or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or any other amount) then, upon request of such Lender, the Borrower will pay to such Lender, as the case may be, such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

(b) Capital Requirements. If any Lender determines that any Change in Law affecting such Lender or any lending office of such Lender or such Lender’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Credit Agreement, the Revolving Commitment of such Lender or the Loans made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender, as the case may be, such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c) Certificates for Reimbursement. A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender as specified in paragraph (a) or (b) of this Section and delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

(d) Delay in Requests. Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation.

Section 2.14 Indemnity.

The Borrower hereby agrees to indemnify each Lender and to hold such Lender harmless from any funding loss or expense which such Lender may sustain or incur as a consequence of (a) the failure by the Borrower to pay the principal amount of or interest on any Loan by such Lender in accordance with the terms hereof, (b) the failure of the Borrower to accept a borrowing after the Borrower has given a notice in accordance with the terms hereof, (c) the failure of the Borrower to make any prepayment after the Borrower has given a notice in accordance with the terms hereof, and/or (d) the making by the Borrower of a prepayment of a Loan, or the conversion thereof, on a day which is not the last day of the Interest Period with respect thereto, in each case including, but not limited to, any such loss or expense arising from interest or fees payable by such Lender to lenders of funds obtained by it in order to maintain its Loans hereunder; provided, however, that Borrower shall not be required to indemnify any Lender to the extent such funding loss or expense arose from the gross negligence or willful misconduct of such Lender, as finally determined by a court of competent jurisdiction. A certificate as to any additional amounts payable pursuant to this Section submitted by any Lender, through the Administrative Agent, to the Borrower (which certificate must be delivered to the Administrative Agent within thirty days following such default, prepayment or conversion) shall be conclusive in the absence of manifest error. The agreements in this Section 2.14 shall survive termination of this Credit Agreement and payment of the Notes and all other amounts payable hereunder.

Section 2.15 Taxes.

(a) Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrower hereunder or under any other Credit Document shall be made free and clear of and without reduction or withholding for any Indemnified Taxes or Other Taxes; provided that if the Borrower shall be required by applicable law to deduct any Indemnified Taxes (including any Other Taxes) from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent or Lender, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions, and (iii) the Borrower shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b) Payment of Other Taxes by the Borrower. Without limiting the provisions of paragraph (a) above, the Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) Indemnification by the Borrower. The Borrower shall indemnify the Administrative Agent and each Lender, within 10 days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by the Administrative Agent, such Lender and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority except to the extent caused by the gross negligence or willful misconduct of Administrative Agent or such Lender, as finally determined by a court of competent jurisdiction. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(d) Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e) Status of Lenders. Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower is resident for tax purposes, or any treaty to which such jurisdiction is a party, with respect to payments hereunder or under any other Credit Document shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.

Without limiting the generality of the foregoing, if the Borrower is resident for tax purposes in the United States of America, any Foreign Lender shall deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Credit Agreement (and from time to time thereafter upon the request of the Borrower or the Administrative Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:

(i) duly completed copies of Internal Revenue Service Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States of America is a party,

(ii) duly completed copies of Internal Revenue Service Form W-8ECI,

(iii) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrower within the meaning of section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code and (y) duly completed copies of Internal Revenue Service Form W-8BEN, or

(iv) any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in United States Federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower to determine the withholding or deduction required to be made.

Section 2.16 Mitigation Obligations.

If any Lender requests compensation under Section 2.13, or requires the Borrower to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.15, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.13 or 2.15, as the case may be, in the future, and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

Section 2.17 Additional Loans.

Subject to the terms and conditions set forth herein, so long as no Default or Event of Default shall have occurred and be continuing, the Borrower shall have the right during the period from the Closing Date until the date one (1) Business Day prior to the Maturity Date, to incur additional Indebtedness (the “Additional Loans”) under this Credit Agreement in the form of an increase in the aggregate Revolving Committed Amount to an amount not to exceed $50,000,000. The following terms and conditions shall apply to the Additional Loans: (a) the loans made under any such Additional Loan shall constitute Credit Party Obligations, (b) the Borrower shall give the Administrative Agent prior written notice of its request to increase the Revolving Committed Amount, (c) the Administrative Agent shall have the first right (but not the obligation) to subscribe to the proposed increase in the Revolving Committed Amount, by, reasonably promptly after receipt of the Borrower’s notice to increase the Revolving Committed Amount, providing written notice to the Borrower of its intention to exercise such election, and only if the Administrative Agent does not exercise such election may the Borrower elect to add new Lenders, (d) the Administrative Agent shall not be required to increase its commitment unless it shall have expressly agreed to such increase in writing, (e) the addition of new Lenders shall be subject to approval by both the Borrower and the Administrative Agent, which approval shall not be unreasonably withheld, and shall be subject to certain minimum commitment amounts acceptable to the Administrative Agent, (f) the Borrower shall execute such promissory notes as are necessary and requested by the Lenders to reflect the Additional Loan, (g) the Administrative Agent shall not have any right to decrease its Revolving Commitment as a result of such increase of the aggregate Revolving Committed Amount, (h) the Administrative Agent shall have the right to control the syndication of the increase in the Revolving Committed Amount; provided that the Administrative Agent shall have no obligation to arrange, find or locate any lender or new bank or financial institution to participate in any unsubscribed portion of such increase in the aggregate Revolving Committed Amount, (i) the Administrative Agent shall be appointed as the administrative agent for any Additional Loan and shall receive an administrative agent fee to be mutually agreed upon, (k) such option to increase the Revolving Committed Amount may only be exercised once, (k) any such Additional Loan shall be entitled to the same voting rights as the existing Loans and shall be entitled to receive proceeds of prepayments on the same basis as comparable Loans, (l) such Additional Loan shall be in a minimum principal amount of $5,000,000 and integral multiples of $1,000,000 in excess thereof, (m) the proceeds of any Additional Loan will be used for the purposes described in Section 3.11 and (n) the conditions to the making of Loans in Section 4.2 shall have been satisfied. The Borrower shall be required to pay (or to reimburse) any breakage costs incurred by the Administrative Agent in connection with the need to reallocate existing loans following any increase in the Revolving Committed Amount pursuant to this provision. The existing Lenders shall make such assignments (which assignments shall not be subject to the requirements set forth in Section 9.6(b)) of the outstanding Loans to the Lenders providing any Additional Loan so that, after giving effect to such assignments, each Lender (including the Lenders providing the Additional Loans) will hold Loans equal to its Revolving Commitment Percentage of all outstanding Loans. The Administrative Agent is authorized to enter into, on behalf of the Lenders, any amendment to this Credit Agreement or any other Credit Document as may be necessary to incorporate the terms of the Additional Loans.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

To induce the Lenders to enter into this Credit Agreement and to make the Loans herein provided for, each of the Credit Parties hereby represents and warrants to the Administrative Agent and to each Lender the following:

Section 3.1 Financial Condition.

(a) (i) The audited Consolidated financial statements of the Borrower and its Subsidiaries for the fiscal years ended December 31, 2005, 2006 and 2007, together with the related Consolidated statements of income or operations, equity and cash flows for the fiscal years ended on such dates and (ii) the unaudited Consolidated financial statements of the Borrower and its Subsidiaries for the fiscal quarters ended March 31, 2008, together with the related Consolidated statements of income or operations, equity and cash flows for the three-month period ending on such date:

(A) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein;

(B) fairly present in all material respects the financial condition of the Borrower and its Subsidiaries as of the date thereof (subject, in the case of the unaudited financial statements, to normal year-end adjustments) and results of operations for the period covered thereby; and

(C) show all material Indebtedness and other liabilities, direct or contingent, of the Borrower and its Subsidiaries as of the date thereof, including liabilities for taxes, material commitments and contingent obligations.

(D) The two-year projections of the Borrower and its Subsidiaries through 2010 delivered to the Lenders on or prior to the Closing Date have been prepared in good faith based upon reasonable assumptions, it being acknowledged and agreed by the Administrative Agent and Lenders that projections as to future events are not to be viewed as facts and that the actual results during the period or periods covered by such projections may materially differ from the projected results.

Section 3.2 No Change.

Since December 31, 2007, there has been no development or event which has had or could reasonably be expected to have a Material Adverse Effect.

Section 3.3 Corporate Existence.

Each of the Credit Parties (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has the requisite power and authority and the legal right to own and operate all its material property, to lease the material property it operates as lessee and to conduct the business in which it is currently engaged, and (c) is duly qualified to conduct business and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification, except to the extent the failure to be qualified in any jurisdiction could not reasonably be expected to have a Material Adverse Effect. The jurisdictions in which the Credit Parties as of the Closing Date are organized and qualified to do business are described on Schedule 3.3.

Section 3.4 Corporate Power; Authorization; Enforceable Obligations.

Each of the Credit Parties has full power and authority and the legal right to make, deliver and perform the Credit Documents to which it is party and has taken all necessary action to authorize the execution, delivery and performance by it of the Credit Documents to which it is party. No consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required in connection with the borrowings hereunder or with the execution, delivery or performance of any Credit Document by any of the Credit Parties (other than those which have been obtained) or with the validity or enforceability of any Credit Document against any of the Credit Parties. Each Credit Document to which it is a party has been duly executed and delivered on behalf of the applicable Credit Party. Each Credit Document to which it is a party constitutes a legal, valid and binding obligation of each such Credit Party, enforceable against such Credit Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

Section 3.5 Compliance with Laws; No Conflict; No Default.

(a) The execution, delivery and performance by each Credit Party of the Credit Documents to which such Credit Party is a party, in accordance with their respective terms, the borrowings hereunder and the transactions contemplated hereby do not and will not, by the passage of time, the giving of notice or otherwise, (i) require any Governmental Approval (other than such Governmental Approvals that have been obtained or made and not subject to suspension, revocation or termination) or violate any Requirement of Law relating to such Credit Party, (ii) conflict with, result in a breach of or constitute a default under the articles of incorporation, bylaws, articles of organization, operating agreement or other organizational documents of such Credit Party or any other indenture, agreement or other instrument to which such Person is a party or by which any of its properties may be bound or any Governmental Approval relating to such Person, except to the extent such conflict, breach or default with or of any indenture, agreement, instrument, properties or Governmental Approval could not reasonably be expected to have a Material Adverse Effect, or (iii) result in or require the creation or imposition of any Lien upon or with respect to any property now owned or hereafter acquired by such Person.

(b) Each Credit Party (i) (x) has all Governmental Approvals required by law for it to conduct its business, each of which is in full force and effect, (y) each such Governmental Approval is final and not subject to review on appeal and (z) each such Governmental Approval is not the subject of any pending or, to its knowledge, threatened attack by direct or collateral proceeding, and (ii) is in compliance with each Governmental Approval applicable to it and in compliance with all other Requirements of Law relating to it or any of its respective properties, in each case except to the extent the failure to obtain such Governmental Approval or failure to comply with such Governmental Approval or Requirement of Law could not reasonably be expected to have a Material Adverse Effect.

(c) None of the Credit Parties is in default under or with respect to any of its Contractual Obligations, or any judgment, order or decree to which it is a party, except to the extent such default could not reasonably be expected to have a Material Adverse Effect. No Default or Event of Default has occurred and is continuing.

Section 3.6 No Material Litigation.

Except as disclosed on Schedule 3.6, no litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of the Credit Parties, threatened by or against any Credit Party or any Subsidiary of a Credit Party or against any of the Properties or revenues (a) with respect to the Credit Documents or any Loan or any of the transactions contemplated hereby, or (b) which could reasonably be expected to have a Material Adverse Effect.

Section 3.7 Investment Company Act, Etc.

None of the Credit Parties is (a) an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended, or (b) subject to the Interstate Commerce Act or any other federal or state statute or regulation limiting its ability to incur the Credit Party Obligations.

Section 3.8 Margin Regulations.

No part of the proceeds of any Loan hereunder will be used directly or indirectly for any purpose which violates, or which would be inconsistent with, the provisions of Regulation T, U or X of the Board of Governors of the Federal Reserve System as now and from time to time hereafter in effect. The Credit Parties (a) are not engaged, principally or as one of its important activities, in the business of extending credit for the purpose of “purchasing” or “carrying” “margin stock” within the respective meanings of each of such terms under Regulation U and (b) taken as a group do not own “margin stock” except as identified in the financial statements referred to in Section 3.1 and the aggregate value of all “margin stock” owned by the Credit Parties taken as a group does not exceed 25% of the value of their assets.

Section 3.9 ERISA.

Neither a Reportable Event nor an “accumulated funding deficiency” (within the meaning of Section 412 of the Code or Section 302 of ERISA) has occurred during the five-year period prior to the date on which this representation is made or deemed made with respect to any Plan, and each Plan has complied in all material respects with the applicable provisions of ERISA and the Code, except to the extent that any such occurrence or failure to comply could not reasonably be expected to have a Material Adverse Effect. No termination of a Single Employer Plan has occurred resulting in any liability that has remained underfunded, and no Lien in favor of the PBGC or a Plan has arisen, during such five-year period which could reasonably be expected to have a Material Adverse Effect. The present value of all accrued benefits under each Single Employer Plan (based on those assumptions used to fund such Plans) did not, as of the last annual valuation date prior to the date on which this representation is made or deemed made, exceed the value of the assets of such Plan allocable to such accrued benefits by an amount which, as determined in accordance with GAAP, could reasonably be expected to have a Material Adverse Effect. Neither the Borrower, nor any Subsidiary of the Borrower nor any Commonly Controlled Entity is currently subject to any liability for a complete or partial withdrawal from a Multiemployer Plan that could reasonably be expected to have a Material Adverse Effect.

Section 3.10 Environmental Matters.

(a) Except where such violation or liability could not reasonably be expected to have a Material Adverse Effect, the facilities and properties owned, leased or operated by any of the Credit Parties (the “Properties”) do not contain any Materials of Environmental Concern in amounts or concentrations which (i) constitute a violation of, or (ii) could give rise to liability under, any Environmental Law.

(b) Except where such violation could not reasonably be expected to have a Material Adverse Effect, the Properties and all operations of the Credit Parties at the Properties are in compliance, and have in the last five years been in compliance, with all applicable Environmental Laws, and there is no contamination at, under or about the Properties or violation of any Environmental Law with respect to the Properties or the business operated by the any of the Credit Parties (the “Business”).

(c) None of the Credit Parties has received any written notice of violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to any of the Properties or the Business, nor does any of the Credit Parties have knowledge of any such threatened notice.

(d) Materials of Environmental Concern have not been transported or disposed of from the Properties in violation of, or in a manner or to a location which could give rise to material liability under any Environmental Law, nor have any Materials of Environmental Concern been generated, treated, stored or disposed of at, on or under any of the Properties in violation of, or in a manner that could give rise to material liability under, any applicable Environmental Law.

(e) No judicial proceeding or governmental or administrative action is pending or, to the knowledge of any Credit Party, threatened, under any Environmental Law to which any of the Credit Parties is or will be named as a party with respect to the Properties or the Business, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to the Properties or the Business.

(f) There has been no release or threat of release of Materials of Environmental Concern at or from the Properties, or arising from or related to the operations of any of the Credit Parties in connection with the Properties or otherwise in connection with the Business, in violation of or in amounts or in a manner that could give rise to any material liability under Environmental Laws.

Section 3.11 Use of Proceeds.

The proceeds of the Loans will be used (a) to refinance existing Indebtedness of the Borrower and its Subsidiaries, (b) to pay transaction costs and expenses and (c) for working capital and other general corporate purposes.

Section 3.12 Subsidiaries.

Set forth on Schedule 3.12 is a complete and accurate list of all Subsidiaries of the Borrower. Information on such Schedule includes the number of shares of each class of Capital Stock or other equity interests outstanding; the number and percentage of outstanding shares of each class of stock owned by the Borrower or any of its Subsidiaries; the number and effect, if exercised, of all outstanding options, warrants, rights of conversion or purchase and similar rights. The outstanding Capital Stock and other equity interests of all such Subsidiaries is validly issued, fully paid and non-assessable and is owned, free and clear of all Liens. Other than Capital Stock of Foreign Subsidiaries issued to individuals to comply with the requirements of local law, all of the outstanding Capital Stock and other equity interests of all such Subsidiaries is owned, directly or indirectly through one or more intermediaries, by the Borrower.

Section 3.13 Ownership.

Each of the Credit Parties is the owner of, and has good and sufficient title to, all of its respective assets, which, together with assets leased or licensed by the Credit Parties, represents all assets individually or in the aggregate material to the conduct of the businesses of the Credit Parties, taken as a whole on the date hereof, and none of such assets is subject to any Lien other than Permitted Liens. Each Credit Party enjoys peaceful and undisturbed possession under all of its leases and all such leases are valid and subsisting and in full force and effect, except to the extent such failure to do so could not reasonably be expected to have a Material Adverse Effect.

Section 3.14 Intentionally deleted.

Section 3.15 Taxes.

Each of the Credit Parties has filed, or caused to be filed, all income and all other material tax returns (federal, state, local and foreign) required to be filed and paid (a) all amounts of taxes shown thereon to be due (including interest and penalties) and (b) all income and all other material taxes, fees, assessments and other governmental charges (including mortgage recording taxes, documentary stamp taxes and intangibles taxes) owing by it, except for such taxes (i) which are not yet delinquent or (ii) that are being contested in good faith and by proper proceedings, and against which adequate reserves are being maintained in accordance with GAAP. None of the Credit Parties is aware as of the Closing Date of any proposed tax assessments against it or any of its Subsidiaries which could reasonably be expected to have a Material Adverse Effect.

Section 3.16 Intellectual Property Rights.

Each of the Borrower and its Subsidiaries owns, or has the legal right to use, all Intellectual Property necessary for each of them to conduct its business as currently conducted, except to the extent the failure to have such right could not reasonably be expected to have a Material Adverse Effect. None of the Credit Parties is in default (or with the giving of notice or lapse of time or both, would be in default) under any license to use such Intellectual Property; no claim has been asserted in writing and, to the knowledge of Borrower, is pending by any Person challenging the use of any such Intellectual Property or the validity or effectiveness of any such Intellectual Property; and, to the knowledge of the Borrower or any of its Subsidiaries, the use of such Intellectual Property by the Borrower or any of its Subsidiaries does not infringe on the rights of any Person, except where such default, assertion or infringement could not reasonably be expected to have a Material Adverse Effect.

Section 3.17 Solvency.

The fair saleable value of each Credit Party’s assets, measured on a going concern basis, exceeds all probable liabilities, including those to be incurred pursuant to this Credit Agreement. None of the Credit Parties (a) has unreasonably small capital in relation to the business in which it is or proposes to be engaged or (b) has incurred, or believes that it will incur after giving effect to the transactions contemplated by this Credit Agreement, debts beyond its ability to pay such debts as they become due. In executing the Credit Documents and consummating the transactions contemplated thereby, none of the Credit Parties intends to hinder, delay or defraud either present or future creditors or other Persons to which one or more of the Credit Parties is or will become indebted.

Section 3.18 Intentionally deleted.

Section 3.19 No Burdensome Restrictions.

None of the Credit Parties is a party to any agreement or instrument or subject to any other obligation or any charter or corporate restriction or any provision of any applicable law, rule or regulation which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

Section 3.20 Labor Matters.

There are no collective bargaining agreements or Multiemployer Plans covering the employees of the Credit Parties as of the Closing Date, other than as set forth in Schedule 3.20 hereto, and none of the Credit Parties has suffered any strikes, walkouts, work stoppages or other material labor difficulty within the last five years, other than as set forth in Schedule 3.20.

Section 3.21 Accuracy and Completeness of Information.

None of the representations or warranties made by, or written information provided by, any Credit Party in this Credit Agreement or any other Credit Document (including the information contained in any financial statement or disclosure document, but excluding the projections, any pro formas, budgets and general industry and general economic information) as of the date such representations and warranties are made or deemed made or information provided (taken as a whole) contains any untrue statement of a material fact or omits any material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they are made, not materially misleading as of the time when made or delivered. There is no fact now known to any of the Credit Parties which has, or could reasonably be expected to have, a Material Adverse Effect which fact has not been set forth herein, in the financial statements of the Credit Parties furnished to the Administrative Agent and/or the Lenders, or in any certificate, opinion or other written statement made or furnished by or on behalf of the Credit Parties to the Administrative Agent and/or the Lenders.

Section 3.22 Intentionally deleted.

Section 3.23 Foreign Assets Control Regulations, Etc.

Neither any Credit Party nor any of its Subsidiaries is an “enemy” or an “ally of the enemy” within the meaning of Section 2 of the Trading with the Enemy Act of the United States of America (50 U.S.C. App. §§ 1 et seq.), as amended. Neither any Credit Party nor any or its Subsidiaries is in violation of (a) the Trading with the Enemy Act, as amended, (b) any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto or (c) the Patriot Act (as defined in Section 9.16). None of the Credit Parties (i) is a blocked person described in section 1 of the Anti-Terrorism Order or (ii) to its knowledge, engages in any dealings or transactions, or is otherwise associated, with any such blocked person.

Section 3.24 Compliance with OFAC Rules and Regulations.

None of the Borrower, any Subsidiary of the Borrower or any Affiliate of the Borrower or any Guarantor (i) is a Sanctioned Person, (ii) has more than 15% of its assets in Sanctioned Countries, or (iii) derives more than 15% of its operating income from investments in, or transactions with Sanctioned Persons or Sanctioned Countries. No part of the proceeds of any Loan hereunder will be used directly or indirectly to fund any operations in, finance any investments or activities in or make any payments to, a Sanctioned Person or a Sanctioned Country.

Section 3.25 Outstanding Obligations.

Neither the Borrower nor any of its Subsidiaries has any material outstanding obligations under (i) any agreement relating to the $1,500,000 acquisition of the Flash controller group of the logic division of Integrated Circuit Solution Incorporated, (ii) the Consigned Inventory Indemnity Agreement, dated as of February 9, 2007, by and among the Borrower, Wells Fargo Foothill, Inc. and Fabrik Acquisition Corp., or (iii) the Transition Services Agreement, dated February 9, 2007, among Fabrik, Inc., Fabrik Acquisition Corp. and Borrower entered into in connection with the sale of the Borrower’s consumer division assets to Fabrik Acquisition Corp.

ARTICLE IV

CONDITIONS PRECEDENT

Section 4.1 Conditions to Closing Date.

This Credit Agreement shall become effective upon, and the obligation of each Lender to make the initial Loans on the Closing Date is subject to, the satisfaction of the following conditions precedent:

(a) Execution of Credit Agreement and Credit Documents. The Administrative Agent shall have received (i) counterparts of this Credit Agreement, executed by a duly authorized officer of each party hereto, (ii) for the account of each Lender requests a Note, a Note, in each case conforming to the requirements of this Credit Agreement and executed by duly authorized officers of the Credit Parties or other Person, as applicable and (iii) counterparts of any other Credit Document, executed by the duly authorized officers of the parties thereto.

(b) Authority Documents. The Administrative Agent shall have received the following:

(i) Articles of Incorporation, Etc. Copies of the articles of incorporation or other charter or formation documents of each Credit Party certified to be true and complete as of a recent date by the appropriate governmental authority of the state of its incorporation or formation, as the case may be.

(ii) Resolutions. Copies of resolutions of the board of directors or other comparable managing body of each Credit Party approving and adopting the Credit Documents, the transactions contemplated therein and authorizing execution and delivery thereof, certified by an officer or the managing member of such Credit Party as of the Closing Date to be true and correct and in force and effect as of such date.

(iii) Bylaws. A copy of the bylaws and/or operating agreement of each Credit Party certified by an officer or managing member of such Credit Party as of the Closing Date to be true and correct and in force and effect as of such date.

(iv) Good Standing. Copies of (i) certificates of good standing, existence or its equivalent with respect to each Credit Party certified as of a recent date by the appropriate governmental authorities of the state of incorporation or formation, as the case may be, and each other state in which such Credit Party is qualified to do business and (ii) to the extent readily available, a certificate indicating payment of all corporate, LLC and other franchise taxes by each Credit Party certified as of a recent date by the appropriate governmental taxing authorities.

(v) Incumbency. An incumbency certificate of each Credit Party certified by a secretary or assistant secretary to be true and correct as of the Closing Date, in substantially the form of Schedule 4.1(b) hereto.

(c) UCC Searches. The Administrative Agent shall have received, in form and substance satisfactory to the Administrative Agent, searches of Uniform Commercial Code filings in the jurisdiction of the state of organization of each Credit Party, copies of the financing statements on file in such jurisdictions and evidence that no Liens exist other than Permitted Liens;

(d) Liability and Casualty Insurance. The Administrative Agent shall have received copies of insurance policies or certificates of insurance evidencing liability and casualty insurance (including, but not limited to, business interruption insurance) meeting the requirements set forth herein.

(e) Legal Opinion of Outside Counsel. The Administrative Agent shall have received an opinion of outside counsel for the Credit Parties dated the Closing Date and addressed to the Administrative Agent and the Lenders, in form and substance reasonably satisfactory to the Administrative Agent.

(f) Fees. The Administrative Agent and the Lenders shall have received all fees, if any, owing pursuant to the Fee Letter and Section 2.2.

(g) Litigation. Except for the litigation described in Schedule 3.6, there shall not exist any pending or threatened litigation, investigation, bankruptcy or insolvency, injunction, order or claim affecting or relating to any Credit Party or any of its Subsidiaries, this Credit Agreement and the other Credit Documents, that has not been settled, dismissed, vacated, discharged or terminated prior to the Closing Date which could reasonably be expected to have a Material Adverse Effect.

(h) Account Designation Letter. The Administrative Agent shall have received the executed Account Designation Letter in the form of Schedule 1.1(a).

(i) Corporate Structure. The corporate capital and ownership structure of the Subsidiaries shall be as described in Schedule 3.12.

(j) Government Consent. The Administrative Agent shall have received evidence that all governmental, shareholder and material third party consents and approvals necessary in connection with the financings and other transactions contemplated hereby have been obtained.

(k) Existing Indebtedness of the Credit Parties. All of the existing Indebtedness for borrowed money of the Credit Parties (other than Indebtedness permitted to exist pursuant to Section 6.1) shall be repaid in full and all security interests related thereto shall be terminated on the Closing Date.

(l) No Material Adverse Effect. Since December 31, 2007, there has not occurred any Material Adverse Effect.

(m) Financial Condition Certificate. The Administrative Agent shall have received a certificate, in form and substance satisfactory to the Administrative Agent and certified as accurate by a Responsible Officer, demonstrating compliance by the Borrower and its Subsidiaries as of the Closing Date with the financial covenants contained in Section 5.9.

(n) Officer’s Certificate. The Administrative Agent shall have received a certificate executed by a Responsible Officer of the Borrower as of the Closing Date stating that (i) no action, suit, investigation or proceeding is pending or, to the knowledge of any Credit Party, threatened in any court or before any arbitrator or governmental instrumentality that purports to affect any Credit Party or any other transaction contemplated by the Credit Documents, if such action, suit, investigation or proceeding could reasonably be expected to have a Material Adverse Effect and (ii) immediately after giving effect to this Credit Agreement (including the initial Loans made hereunder), the other Credit Documents, and all the transactions contemplated therein or thereby to occur on such date, (A) no Default or Event of Default exists and (B) all representations and warranties contained herein and in the other Credit Documents are true and correct in all material respects.

(o) Leverage Ratio. The Administrative Agent shall have received evidence that the Leverage Ratio of the Borrower and its Subsidiaries, after giving effect to the initial borrowings under the Credit Documents, is not greater than 2.5 to 1.0 as of the Closing Date.

(p) Minimum Liquidity Ratio. The Administrative Agent shall have received evidence that the Minimum Liquidity Ratio is not less than 1.0 to 5.0.

(q) Patriot Act Certificate. The Administrative Agent shall have received a certificate satisfactory thereto, for benefit of itself and the Lenders, provided by the Borrower that sets forth information required by the Patriot Act (as defined in Section 9.16) including, without limitation, the identity of the Credit Parties, the name and address of the Credit Parties and other information that will allow the Administrative Agent or any Lender, as applicable, to identify the Credit Parties in accordance with the Patriot Act.

(r) Additional Matters. All other documents and legal matters in connection with the transactions contemplated by this Credit Agreement shall be reasonably satisfactory in form and substance to the Administrative Agent and its counsel.

Section 4.2 Conditions to All Loans.

The obligation of each Lender to make any Loan hereunder is subject to the satisfaction of the following conditions precedent on the date of making such Loan:

(a) Representations and Warranties. The representations and warranties made by the Credit Parties herein or which are contained in any certificate furnished at any time under or in connection herewith shall be true and correct in all material respects on and as of the date of such Loan as if made on and as of such date (except for those which expressly relate to an earlier date).

(b) No Default or Event of Default. No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the Loan to be made on such date unless such Default or Event of Default shall have been waived in accordance with this Credit Agreement.

(c) Compliance with Revolving Commitments. Immediately after giving effect to the making of any such Loan (and the application of the proceeds thereof), the aggregate principal amount of outstanding Loans shall not exceed the Revolving Committed Amount.

(d) Additional Conditions to Loans Made to Fund Permitted Acquisitions. If a Loan is requested to fund a Permitted Acquisition, in addition to the conditions set forth in Section 2.1, the Borrower shall deliver to the Administrative Agent an Acquisition Compliance Certificate in the form of Schedule 1.1(c) attaching pro forma consolidated financial information with respect to the Borrower and its Subsidiaries (after giving effect to the Permitted Acquisition and the making of the related Loan), which compliance certificate shall be subject to the reasonable review of the Administrative Agent to confirm the accuracy of the calculations included.

Each request for a Loan and each acceptance by the Borrower of any such Loan shall be deemed to constitute a representation and warranty by the Borrower as of the date of such Loan that the applicable conditions in this Section 4.2 have been satisfied.

ARTICLE V

AFFIRMATIVE COVENANTS

Each Credit Party hereby covenants and agrees that on the Closing Date, and thereafter for so long as this Credit Agreement is in effect and until the Revolving Commitments have terminated, no Note remains outstanding and unpaid and the Credit Party Obligations under the Credit Documents, together with interest, Commitment Fees and all other amounts owing to the Administrative Agent or any Lender hereunder are paid in full, such Credit Party shall, and shall cause each of its Subsidiaries, to:

Section 5.1 Financial Statements.

Furnish to the Administrative Agent and each of the Lenders:

(a) Annual Financial Statements. As soon as available, but in any event within ninety (90) days after the end of each fiscal year of the Borrower, a copy of the Consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as at the end of such fiscal year and the related Consolidated statements of income, cash flows and retained earnings of the Borrower and its Consolidated Subsidiaries for such year, audited by a firm of independent certified public accountants reasonably acceptable to the Administrative Agent, setting forth in each case in comparative form the figures for the preceding fiscal year, reported on without a “going concern” or like qualification, exception or assumption, or qualification or assumption indicating that the scope of the audit was inadequate to permit such independent certified public accountants to certify such financial statements without such qualification; and

(b) Quarterly Financial Statements. As soon as available and in any event within forty-five (45) days after the end of each fiscal quarter of the Borrower, a company-prepared Consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as at the end of such period and related company-prepared Consolidated statements of income, cash flows and retained earnings for the Borrower and its Consolidated Subsidiaries for such quarterly period and for the portion of the fiscal year ending with such period, in each case setting forth in comparative form the figures for the corresponding period or periods of the preceding fiscal year and the figures for the corresponding period or periods as set forth in the most recent budget delivered pursuant to Section 5.1(c) (subject to normal recurring year-end audit adjustments);

all such financial statements to fairly present in all material respects the financial condition and results from operations of Borrower and its Consolidated Subsidiaries and for the periods specified and to be prepared in reasonable detail and in accordance with GAAP (subject, in the case of interim statements, to normal recurring year-end audit adjustments) applied consistently throughout the periods reflected therein and further accompanied by a management discussion and analysis thereof and by a description of, and an estimation of the effect on the financial statements on account of, a change in the application of accounting principles as provided in Section 1.3 and as included in the public filings with the Securities and Exchange Commission, it being understood and agreed that by posting the annual and periodic public filings containing the financial statements described in paragraphs (a) and (b) of this Section 5.1 to the Borrower’s website or the SEC’s website (www.sec.gov), the Borrower shall have satisfied the delivery requirements pursuant to this Section 5.1; provided, that, upon request of the Administrative Agent or any Lender, the Borrower shall promptly furnish hard copies of the financial statements.

(c) Annual Financial Plans. As soon as practicable and in any event within forty-five (45) days after the end of each fiscal year, a Consolidated budget and cash flow projections on a quarterly basis of the Borrower and its Subsidiaries for such fiscal year, in form and detail reasonably acceptable to the Administrative Agent, such budget to be prepared by the Borrower in a manner consistent with GAAP and to include an operating and capital budget and a summary of the material assumptions made in the preparation of such budget. Such budget shall be accompanied by a certificate of the managing member or chief financial officer of the Borrower to the effect that the budgets and other financial data are based on reasonable estimates and assumptions, all of which are fair in light of the conditions which existed at the time the budget was made, have been prepared on the basis of the assumptions stated therein, and reflect, as of the time so furnished, the reasonable estimate of the Borrower and its Subsidiaries of the budgeted results of the operations and other information budgeted therein, it being acknowledged and agreed by the Administrative Agent and the Lenders that budgets and other financial data as to future events are not to be viewed as facts and that the actual results during the period or periods covered by such budgets and other financial data may materially differ from the projected results.

Section 5.2 Certificates; Other Information.

Furnish to the Administrative Agent and each of the Lenders:

(a) concurrently with the delivery of the financial statements referred to in Section 5.1(a) above, a certificate of the independent certified public accountants reporting on such financial statements stating that in making the examination necessary therefor no knowledge was obtained of any Default or Event of Default, except as specified in such certificate;

(b) concurrently with the delivery of the financial statements referred to in Sections 5.1(a) and 5.1(b) above, a certificate of a Responsible Officer substantially in the form of Schedule 5.2(b) stating that (i) such financial statements present fairly in all material respects the financial position of the Borrower and its Consolidated Subsidiaries for the periods indicated in conformity with GAAP consistent with past practice, (ii) each of the Credit Parties during such period observed or performed in all material respects all of its covenants and other agreements, and satisfied in all material respects every condition, contained in this Credit Agreement to be observed, performed or satisfied by it, and (iii) such Responsible Officer has obtained no knowledge of any Default or Event of Default except as specified in such certificate, and including calculations in reasonable detail required to indicate compliance with Section 5.9 as of the last day of such period;

(c) within thirty (30) days after the same are sent or otherwise made available on the Borrower’s website or the SEC’s website (www.sec.gov), copies of all communications required by the SEC to be sent to its stockholders (other than those otherwise provided pursuant to Section 5.1), it being understood and agreed that by posting such communications to the Borrower’s website or the SEC’s website (www.sec.gov), the Borrower shall have satisfied the delivery requirements pursuant to this Section 5.2(c); provided, that, upon request of the Administrative Agent or any Lender, the Borrower shall promptly furnish hard copies of such communications;

(d) within ninety (90) days after the end of each fiscal year of the Borrower, a certificate containing information regarding the amount of all Asset Dispositions, Debt Issuances, and Equity Issuances that were made during the prior fiscal year and amounts received in connection with any Recovery Event during the prior fiscal year;

(e) promptly upon receipt thereof, a copy or summary of any other report or “management letter” submitted or presented by independent accountants to the Borrower or any of its Subsidiaries in connection with any annual, interim or special audit of the books of such Person;

(f) promptly upon their becoming available or as they are posted on the Borrower’s website or the SEC’s website (www.sec.gov), copies of (i) all press releases and other statements made available generally by the Borrower to the public concerning material developments in the business of the Borrower and its Subsidiaries and (ii) any non-routine correspondence or official notices received by the Borrower or any of its Subsidiaries from any federal, state or local governmental authority which regulates the operations of the Borrower and its Subsidiaries, it being understood and agreed that by posting such press releases and correspondence to the Borrower’s website or the SEC’s website (www.sec.gov), the Borrower shall have satisfied the delivery requirements pursuant to this Section 5.2(f); provided, that, upon request of the Administrative Agent or any Lender, the Borrower shall promptly furnish hard copies of such press releases and correspondence;

(g) within 5 Business Days after the end of each month in which the Borrower repurchases stock pursuant to Section 6.11(c), (d) or (e), a report detailing the amount of such repurchases; and

(h) promptly, such additional financial and other information as the Administrative Agent, on behalf of any Lender, may from time to time reasonably request.

Section 5.3 Payment of Taxes and Other Obligations.

Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, in accordance with industry practice (subject, where applicable, to specified grace periods) all its income and other material taxes (Federal, state, local and any other taxes) and other obligations and liabilities of whatever nature and any additional costs that are imposed as a result of any failure to so pay, discharge or otherwise satisfy such taxes, obligations and liabilities, except when the amount or validity of any such taxes, obligations and liabilities is currently being contested in good faith by appropriate proceedings and reserves, if applicable, in conformity with GAAP with respect thereto have been provided on the books of the Credit Parties.

Section 5.4 Conduct of Business and Maintenance of Existence.

Continue to engage in business of the same general type as now conducted by it on the Closing Date or in similar or related businesses and preserve, renew and keep in full force and effect its existence and good standing and take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of its business and to maintain its goodwill; provided, however, that, notwithstanding the foregoing, the liquidation or dissolution of an immaterial Subsidiary shall not result in an Event of Default, so long as such liquidation or dissolution is not related to the bankruptcy or insolvency of such Subsidiary.

Section 5.5 Maintenance of Property; Insurance.

(a) Keep all material property useful and necessary in its business in good working order and condition (ordinary wear and tear and obsolescence excepted).

(b) Maintain with financially sound and reputable insurance companies rated A- or better by A.M. Best Company, insurance on all its property in at least such amounts and against at least such risks as are usually insured against in the same geographical area by companies engaged in the same or a similar business (including, without limitation, business interruption insurance); and furnish to the Administrative Agent, upon written request, full information as to the insurance carried. The present insurance coverage of the Credit Parties is outlined as to carrier, expiration date, type and amount on Schedule 5.5(b).

Section 5.6 Inspection of Property; Books and Records; Discussions.

Keep proper books of records and account in which full, true and correct entries in conformity with GAAP and all Requirements of Law shall be made of all dealings and transactions in relation to its businesses and activities; and permit, during regular business hours and upon reasonable notice by the Administrative Agent or any Lender, the Administrative Agent or any Lender to visit and inspect any of its properties and examine and make abstracts from any of its books and records at any reasonable time, upon reasonable notice and as often as may reasonably be desired, and to discuss the business, operations, properties and financial and other condition of the Credit Parties with the Responsible Officer and with their independent certified public accountants; provided that unless a Default or Event of Default has occurred and is continuing, the Credit Parties shall be responsible for any reasonable costs and expenses incurred by the Administrative Agent or such Lender in connection with any such visit and inspection not more than once in any fiscal year; and provided further that, during any period that a Default or Event of Default has occurred and is continuing, the Credit Parties shall be responsible for all such costs and expenses in connection with any such any such visitation and inspection and no notice thereof shall be required.

Section 5.7 Notices.

Promptly upon (and in any event within three (3) Business Days of) obtaining knowledge of the occurrence of an event or condition consisting of a Default or Event of Default, give written notice to the Administrative Agent (which shall promptly transmit such notice to each Lender) of the occurrence thereof, and promptly (but in no event later than five (5) Business Days after any Credit Party obtains actual knowledge thereof) give written notice of the following to the Administrative Agent (which shall promptly transmit such notice to each Lender):

(a) the occurrence of any default or event of default under any Contractual Obligation of any of the Credit Parties which could reasonably be expected to have a Material Adverse Effect or involve a monetary claim in excess of $3,000,000;

(b) any litigation, or any investigation or proceeding affecting any of the Credit Parties which, if adversely determined, could reasonably be expected to have a Material Adverse Effect;

(c) (i) the occurrence or expected occurrence of any Reportable Event with respect to any Plan, a failure to make any required contribution to a Plan, the creation of any Lien in favor of the PBGC (other than a Permitted Lien) or a Plan or any withdrawal from, or the termination, Reorganization or Insolvency of, any Multiemployer Plan or (ii) the institution of proceedings or the taking of any other action by the PBGC or any Credit Party or any Commonly Controlled Entity or any Multiemployer Plan with respect to the withdrawal from, or the terminating, Reorganization or Insolvency of, any Plan;

(d) any notice of any material violation received by any Credit Party from any Governmental Authority;

(e) any labor controversy that has resulted in, or threatens to result in, a strike or other work action against any Credit Party which could reasonably be expected to have a Material Adverse Effect;

(f) any attachment, judgment, Lien, levy or order exceeding $3,000,000 that may be assessed against or threatened against any Credit Party, other than Permitted Liens; and

(g) any other development or event that could reasonably be expected to have a Material Adverse Effect.

Each notice pursuant to this Section shall be accompanied by a statement of a Responsible Officer setting forth reasonable details of the occurrence referred to therein and stating what action the Borrower proposes to take with respect thereto. In the case of any notice of a Default or Event of Default, the Borrower shall specify that such notice is a Default or Event of Default notice on the face thereof.

Section 5.8 Environmental Laws.

(a) Comply with all applicable Environmental Laws and obtain and comply in all material respects with and maintain any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws except, in each case, to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

(b) Conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws and promptly comply with all lawful orders and directives of all Governmental Authorities regarding Environmental Laws except to the extent that the same are being contested in good faith by appropriate proceedings and the pendency of such proceedings could not reasonably be expected to have a Material Adverse Effect.

Section 5.9 Financial Covenants.

Commencing on the Closing Date, comply with the following financial covenants:

(a) Leverage Ratio. As of the end of each fiscal quarter of the Borrower, the Leverage Ratio shall be less than or equal to:

Period	Maximum Ratio
Fiscal quarter ended December 31, 2008	2.5 to 1.0
After December 31, 2008	2.0 to 1.0

(b) Minimum Liquidity Ratio. At all times the Minimum Liquidity Ratio shall not be less than 1.0 to 5.0.

Section 5.10 Additional Guarantors.

Cause each of their Domestic Subsidiaries, whether newly formed, after acquired or otherwise existing, to promptly (and in any event within thirty (30) days after such Domestic Subsidiary is formed or acquired (or such longer period of time as agreed to by the Administrative Agent in its reasonable discretion)) become a Guarantor hereunder by way of execution of a Joinder Agreement; provided that, if S.T.I. LLC, a California limited liability company, is not dissolved within 180 days after the Closing Date, S.T.I. LLC shall become a Guarantor hereunder by way of execution of a Joinder Agreement. In connection therewith, the Credit Parties shall give notice to the Administrative Agent not less than ten (10) days prior to creating a Domestic Subsidiary (or such shorter period of time as agreed to by the Administrative Agent in its reasonable discretion), or acquiring the Capital Stock of any other Person. In connection with the foregoing, the Credit Parties shall deliver to the Administrative Agent, with respect to each new Guarantor to the extent applicable, substantially the same documentation required pursuant to Sections 4.1(b)-(e) and 5.13 and such other documents or agreements as the Administrative Agent may reasonably request.

Section 5.11 Compliance with Law.

Comply with all laws, rules, regulations and orders, and all applicable restrictions imposed by all Governmental Authorities, applicable to it and its property, except to the extent noncompliance with any such law, rule, regulation, order or restriction could not reasonably be expected to have a Material Adverse Effect.

Section 5.12 Covenants Regarding Patents, Trademarks and Copyrights.

The Borrower and its Subsidiaries will take all necessary actions, including, without limitation, in any proceeding before the United States Patent and Trademark Office or the United States Copyright Office, to maintain each item of Intellectual Property of the Borrower and its Subsidiaries, including, without limitation, payment of maintenance fees, filing of applications for renewal, affidavits of use, affidavits of incontestability and opposition, interference and cancellation proceedings, to the extent the failure to maintain such item or items of Intellectual Property could reasonably be expected to have a Material Adverse Effect.

Section 5.13 Supplemental Disclosure.

From time to time as may be reasonably requested by the Administrative Agent (which request shall not be made more frequently than once each calendar year absent the occurrence and continuance of a Default or an Event of Default), the Credit Parties shall, and from time to time as they may determine necessary, the Credit Parties may, supplement any one or more of the Schedules hereto, or any representation herein or in any other Credit Document, with respect to any matter hereafter arising that, if exiting or occurring at the date of this Credit Agreement, would have been required to be set forth or described in such Schedule or as an exception to such representation, or that is necessary to correct any information in such Schedule or representation which has been rendered inaccurate thereby (and, in the case of any supplements to any Schedule, such Schedule shall be appropriately marked to show the changes made therein); provided that (a) no such supplement to any such Schedule or representation shall amend, supplement or otherwise modify any Schedule or representation, or be or be deemed a waiver of any Default or Event of Default resulting from the matters disclosed therein, except as reasonably consented to by the Administrative Agent or Required Lenders in writing; and (b) no supplement shall be required or permitted as to representations and warranties that relate solely to the Closing Date.

Section 5.14 Inactive Entities.

Each of (i) S.T.I. LLC, a California limited liability company, and (ii) R-Lastikko 1702 Oy, a Finnish company, shall not engage in any business activities other than the completion of dissolution proceedings.

Section 5.15 Ownership of Subsidiaries.

Other than Capital Stock of Foreign Subsidiaries issued to individuals to comply with the requirements of local law, the Borrower shall continue to own, directly or indirectly through one or more intermediaries, all of the outstanding Capital Stock and other equity interests of all of its Subsidiaries, except for the liquidation or dissolution of immaterial Subsidiaries.

ARTICLE VI

NEGATIVE COVENANTS

Each Credit Party hereby covenants and agrees that on the Closing Date, and thereafter for so long as this Credit Agreement is in effect and until the Revolving Commitments have terminated, no Note remains outstanding and unpaid and the Credit Party Obligations under the Credit Documents, together with interest, Commitment Fees and all other amounts owing to the Administrative Agent or any Lender hereunder are paid in full, the Credit Parties shall not, nor shall they permit any of their Subsidiaries to:

Section 6.1 Indebtedness.

Contract, create, incur, assume or permit to exist any Indebtedness, except:

(a) Indebtedness arising or existing under this Credit Agreement and the other Credit Documents;

(b) Indebtedness existing as of the Closing Date as referenced in the financial statements referenced in Section 3.1(a) (and set out more specifically in Schedule 6.1(b)) hereto and renewals, refinancings or extensions thereof in a principal amount not in excess of that outstanding as of the date of such renewal, refinancing or extension;

(c) Indebtedness incurred after the Closing Date consisting of Capital Leases or Indebtedness incurred to provide all or a portion of the purchase price or cost of construction of an asset; provided that (i) such Indebtedness when incurred shall not exceed the purchase price or cost of construction of such asset; (ii) no such Indebtedness shall be refinanced for a principal amount in excess of the principal balance outstanding thereon at the time of such refinancing; and (iii) the total amount of all such Indebtedness shall not exceed $2,000,000 at any time outstanding;

(d) Indebtedness and obligations owing under Hedging Agreements in order to manage existing or anticipated interest rate, exchange rate or commodity price risks and not for speculative purposes;

(e) Intercompany Indebtedness arising from loans made by the Borrower to any of its Subsidiaries, or by any of its Subsidiaries to the Borrower or to any other Subsidiary of Borrower; provided that, for loans made by a Credit Party to a Subsidiary that is not a Credit Party, such Indebtedness shall be evidenced by notes in substantially the form attached hereto as Schedule 6.1(e) and shall be pledged to the Administrative Agent, for the benefit of the Lenders; and provided further that if the notes issued by any Subsidiary ever exceed $10,000,000 the Administrative Agent receives within 10 days thereafter a satisfactory opinion of counsel to the effect that it has a perfected first priority Lien on such notes; and

(f) Guaranties by the Borrower of Indebtedness, liabilities or other obligations of any of its Subsidiaries permitted to be incurred under this Credit Agreement and by any Subsidiary of the Borrower of Indebtedness, liabilities or other obligations of the Borrower or any of its Subsidiaries permitted to be incurred under this Credit Agreement; and

(g) other unsecured Indebtedness of Credit Parties which does not exceed $2,000,000 in the aggregate at any time outstanding.

Section 6.2 Liens.

Contract, create, incur, assume or permit to exist any Lien with respect to any of their respective property or assets of any kind (whether real or personal, tangible or intangible), whether now owned or hereafter acquired, except for Permitted Liens. Notwithstanding the foregoing, if a Credit Party shall grant a Lien on any of its assets in violation of this Section 6.2, then it shall be deemed to have simultaneously granted an equal and ratable Lien on any such assets in favor of the Administrative Agent for the benefit of the Lenders.

Section 6.3 Guaranty Obligations.

Enter into or otherwise become or be liable in respect of any Guaranty Obligations (excluding specifically therefrom endorsements in the ordinary course of business of negotiable instruments for deposit or collection) other than (i) those in favor of the Lenders in connection herewith, (ii) guaranties given by the Borrower or any of its Subsidiaries or by the Borrower or any of its Subsidiaries in favor of the Borrower or any such Subsidiary in connection with obligations not constituting Indebtedness, including real property leases and other contracts entered into in the ordinary course of business, (iii) guaranties given by the Borrower in favor of any employee of a Subsidiary in connection with employment arrangements between such Subsidiary and such employee, and (iv) Guaranty Obligations by the Credit Parties permitted under Section 6.1 (except, as regards Indebtedness permitted under Section 6.1(b), only if and to the extent such Indebtedness was guaranteed on the Closing Date).

Section 6.4 Intentionally deleted.

Section 6.5 Consolidation, Merger, Sale or Purchase of Assets, etc.

(a) dissolve, liquidate or wind up its affairs, sell, transfer, lease or otherwise dispose of its property or assets or agree to do so at a future time except the following, without duplication, shall be expressly permitted:

(i) Specified Sales;

(ii) the disposition of property or assets as a result of a Recovery Event;

(iii) subject to the provisions of Section 6.7, the sale, lease or transfer of property or assets from the Borrower to any of its Subsidiaries or from any Subsidiary of the Borrower to the Borrower or any other Subsidiary of the Borrower (including the liquidation of any Subsidiary into a Credit Party or Subsidiary);

(iv) the termination of any transaction under any Hedging Agreement permitted pursuant to Section 6.1;

(v) the sale of receivables in the ordinary course of business in connection with the Master Purchase Agreement, dated as of April 2, 2008, between JPMorgan Chase Bank, N.A. and the Borrower, in an aggregate financed amount not to exceed $1,000,000 at any time outstanding; and

(vi) other sales, leases or transfers of property or assets in an amount, based on book value, not to exceed $500,000 individually or $1,000,000 in the aggregate during the term of this Credit Agreement;

provided that, with respect to clauses (i), (ii), (iv), (v) and (vi) above, at least 75% of the consideration received therefor by such Credit Party shall be in the form of cash or Cash Equivalents; or

(b) purchase, lease or otherwise acquire (in a single transaction or a series of related transactions) the property or assets of any Person (other than purchases or other acquisitions of inventory, leases, materials, property and equipment in the ordinary course of business, except as otherwise limited or prohibited herein), or enter into any transaction of merger or consolidation, except for (i) Investments or acquisitions permitted pursuant to Section 6.6, (ii) Permitted Acquisitions, and (iii) the merger or consolidation of the Borrower or one of its Subsidiaries with and into a Credit Party or a Subsidiary of a Credit Party; provided that if the Borrower is a party thereto, the Borrower will be the surviving corporation.

Section 6.6 Advances, Investments and Loans.

Lend money or extend credit or make advances to any Person, or purchase or acquire any stock, obligations or securities of, or any other interest in, or make any capital contribution to, any Person except for Permitted Investments.

Section 6.7 Transactions with Affiliates.

Enter into any transaction or series of transactions, whether or not in the ordinary course of business, with any officer, director, shareholder or Affiliate other than on terms and conditions substantially as favorable as would be obtainable in a comparable arm’s-length transaction with a Person other than an officer, director, shareholder or Affiliate, except for Permitted Investments and transactions among the Credit Parties and any Subsidiaries of any of the Credit Parties; provided, however, that the pricing terms of any transaction involving a Credit Party and any Subsidiary that is not a Credit Party will be based on the lower of (i) book value and (ii) fair market value.

Section 6.8 Ownership of Subsidiaries; Restrictions.

The Credit Parties and their Subsidiaries will not sell, transfer, pledge or otherwise dispose of any Capital Stock or other equity interests in any of its Subsidiaries, nor will they permit any of its Subsidiaries to issue, sell, transfer, pledge or otherwise dispose of any of their Capital Stock or other equity interests, except in a transaction permitted by Section 6.5(a).

Section 6.9 Fiscal Year; Organizational Documents.

Change its fiscal year. None of the Credit Parties will amend, modify or change its articles of incorporation (or corporate charter or other similar organizational document) or bylaws (or other similar document) or operating agreement in any respect that could reasonably be expected to have a Material Adverse Effect.

Section 6.10 Limitation on Restricted Actions.

Create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any such Person to (a) pay dividends or make any other distributions to any Credit Party on its Capital Stock or with respect to any other interest or participation in, or measured by, its profits, (b) pay any Indebtedness or other obligation owed to any Credit Party, (c) make loans or advances to any Credit Party, (d) sell, lease or transfer any of its properties or assets to any Credit Party, or (e) act as a Guarantor pursuant to the Credit Documents or any renewals, refinancings, exchanges, refundings or extension thereof, except (in respect of any of the matters referred to in clauses (a)-(d) above) for such encumbrances or restrictions existing under or by reason of (i) this Credit Agreement and the other Credit Documents, (ii) applicable law, (iii) any document or instrument governing Indebtedness incurred pursuant to Section 6.1(c); provided that any such restriction contained therein relates only to the asset or assets constructed or acquired in connection therewith, or (iv) any Permitted Lien or any document or instrument governing any Permitted Lien; provided that any such restriction contained therein relates only to the asset or assets subject to such Permitted Lien.

Section 6.11 Restricted Payments.

Directly or indirectly, declare, order, make or set apart any sum for or pay any Restricted Payment, except (a) to make dividends payable solely in the same class of Capital Stock of such Person; (b) to make dividends or other distributions payable to the Borrower or its Subsidiaries (directly or indirectly through its Subsidiaries); (c) from the Closing Date until November 18, 2008, the Borrower may make stock repurchases pursuant to that certain existing stock repurchase program approved by the Board of Directors of the Borrower in July 2006 (as expanded on May 18, 2007), and open until November 18, 2008, in an aggregate amount not to exceed $44,500,000; provided, that, after giving effect to each such repurchase, (i) no Default or Event of Default shall exist or would occur as a result of such repurchase, (ii) the Leverage Ratio shall be less than 1.0 to 1.0 and (iii) the Minimum Liquidity Ratio shall be greater than 1.0 to 4.0; (d) after November 18, 2008, the Borrower may make stock repurchases approved from time to time by the Borrower’s Board of Directors, in an aggregate amount not to exceed $5,000,000 for all stock repurchases made pursuant to this Section 6.11(d) during the term of this Credit Agreement, provided, that, after giving effect to each such repurchase, (i) no Default or Event of Default shall exist or would occur as a result of such repurchase, (ii) the Leverage Ratio shall be less than 1.0 to 1.0 and (iii) the Minimum Liquidity Ratio shall be equal to or greater than 1.0 to 4.0; (e) after November 18, 2008, the Borrower may make stock repurchases approved from time to time by the Borrower’s Board of Directors in excess of $5,000,000; provided, that, after giving effect to each such repurchase, (i) no Default or Event of Default shall exist or would occur as a result of such repurchase, (ii) the Leverage Ratio shall be less than 1.0 to 1.0 and (iii) the aggregate amount of Cash and Cash Equivalents not subject to any Lien owned and held by the Borrower is at least $10,000,000 greater than the aggregate amount of Cash and Cash Equivalents not subject to any Lien that would be required, at such time, to make the Minimum Liquidity Ratio equal to 1.0 to 4.0; and (f) payments to departing employees or directors in connection with the redemption of the Capital Stock of the Borrower held by such Persons in an aggregate amount not to exceed $1,000,000. For purposes of determining the Leverage Ratio and Minimum Liquidity Ratio in clauses (c), (d) and (e) above, the Borrower shall measure such ratios as follows: (x) with respect to stock repurchases made by the Borrower during the first fifteen (15) days of a month, such ratios shall be based on the financial statements of the Borrower for the month prior to the immediately preceding month and (y) with respect to stock repurchases made by the Borrower from the sixteenth (16th) day to the end of a month, such ratios shall be based on the financial statements of the Borrower for the immediately preceding month. By way of example, stock purchases made on August 10th shall be based on the financial statements for June and stock purchases made on August 20th shall be based on the financial statements for July.

Section 6.12 Intentionally deleted.

Section 6.13 Sale Leasebacks.

Directly or indirectly, become or remain liable as lessee or as guarantor or other surety with respect to any lease, whether an operating lease or a Capital Lease, of any property (whether real, personal or mixed), whether now owned or hereafter acquired, (a) which any Credit Party has sold or transferred or is to sell or transfer to a Person which is not another Credit Party or (b) which any Credit Party intends to use for substantially the same purpose as any other property which has been sold or is to be sold or transferred by such Credit Party to another Person which is not another Credit Party in connection with such lease.

Section 6.14 No Further Negative Pledges.

Enter into, assume or become subject to any agreement prohibiting or otherwise restricting the creation or assumption of any Lien upon its properties or assets, whether now owned or hereafter acquired, or requiring the grant of any security for such obligation if security is given for some other obligation, except (a) pursuant to this Credit Agreement and the other Credit Documents, (b) pursuant to any document or instrument governing Indebtedness incurred pursuant to Section 6.1(c); provided that any such restriction contained therein relates only to the asset or assets constructed or acquired in connection therewith, and (c) in connection with any Permitted Lien or any document or instrument governing any Permitted Lien; provided that any such restriction contained therein relates only to the asset or assets subject to such Permitted Lien.

Section 6.15 Amending Certain Documents.

Amend, modify or extend or permit the amendment, modification or extension of either (i) the Master Purchase Agreement, dated as of April 2, 2008, between JPMorgan Chase Bank, N.A. and the Borrower or (ii) the Continuing Agreement for Payables Discounting, dated as of September 5, 2003, between SPX Corporation and JPMorgan Chase Bank, N.A., except to the extent that such amendments, modifications, or extensions could not reasonably be expected to have a Material Adverse Effect.

ARTICLE VII

EVENTS OF DEFAULT

Section 7.1 Events of Default.

An Event of Default shall exist upon the occurrence of any of the following specified events (each an “Event of Default”):

(a) Payment Default. The Borrower shall fail to pay any principal on any Loan or Note when due (whether at maturity, by reason of acceleration or otherwise) in accordance with the terms thereof or hereof; or the Borrower shall fail to pay interest on the Loans or the Notes or any fee or other amount payable hereunder when due (whether at maturity, by reason of acceleration or otherwise) in accordance with the terms thereof or hereof and such failure shall continue unremedied for three (3) Business Days (or any Guarantor shall fail to pay on the Guaranty in respect of any of the foregoing or in respect of any other Guaranty Obligations thereunder).

(b) Misrepresentation. Any representation or warranty made or deemed made by or on behalf of the Borrower or any other Credit Party herein or in any of the other Credit Documents or which is contained in any certificate, document or financial or other written statement furnished at any time under or in connection with this Credit Agreement by or on behalf of the Borrower or any other Credit Party shall prove to have been incorrect, false or misleading in any material respect on or as of the date made or deemed made.

(c) Covenant Default. (i) Any Credit Party shall fail to perform, comply with or observe any term, covenant or agreement applicable to it contained in Sections 5.1, 5.2, 5.4, 5.7, 5.9 or Article VI; or (ii) any Credit Party shall fail to comply with any other covenant contained in this Credit Agreement or the other Credit Documents or any other agreement, document or instrument among any Credit Party, the Administrative Agent and the Lenders or executed by any Credit Party in favor of the Administrative Agent or the Lenders (other than as described in Sections 7.1(a) or 7.1(c)(i) above), and such breach or failure to comply is not cured within thirty (30) days of its occurrence.

(d) Debt Cross-Default. (i) any Credit Party shall default in any payment of principal of or interest on any Indebtedness (other than the Loans and the Guaranty) in a principal amount outstanding of at least $2,000,000 for the Borrower and any of its Subsidiaries in the aggregate beyond any applicable grace period (not to exceed 30 days), if any, provided in the instrument or agreement under which such Indebtedness was created; (ii) any Credit Party shall default in the observance or performance of any other agreement or condition relating to any Indebtedness (other than the Loans and the Guaranty) in a principal amount outstanding of at least $2,000,000 in the aggregate for the Borrower and its Subsidiaries or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness or beneficiary or beneficiaries of such Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity; or (iii) any Credit Party shall breach or default any Hedging Agreement.

(e) Intentionally Deleted.

(f) Bankruptcy Default. (i) the Borrower or any of its Subsidiaries shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to have it judged bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or the Borrower or any of its Subsidiaries shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against the Borrower or any of its Subsidiaries any case, proceeding or other action of a nature referred to in clause (i) above which (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of 30 days; or (iii) there shall be commenced against the Borrower or any of its Subsidiaries any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets which results in the entry of an order for any such relief which shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) the Borrower or any of its Subsidiaries shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii) or (iii) above; or (v) the Borrower or any of its Subsidiaries shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due.

(g) Judgment Default. One or more judgments, orders, decrees or arbitration awards shall be entered against the Borrower or any of its Subsidiaries involving in the aggregate a liability (to the extent not paid when due or covered by insurance) of $3,000,000 or more and all such judgments, orders, decrees or arbitration awards shall not have been paid and satisfied, vacated, discharged, stayed or bonded pending appeal within 30 days from the entry thereof.

(h) ERISA Default. (i) Any Person shall engage in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (ii) any “accumulated funding deficiency” (as defined in Section 302 of ERISA), whether or not waived, shall exist with respect to any Plan or any Lien in favor of the PBGC or a Plan (other than a Permitted Lien) shall arise on the assets of the Borrower, any of its Subsidiaries or any Commonly Controlled Entity, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a Trustee is, in the reasonable opinion of the Required Lenders, likely to result in the termination of such Plan for purposes of Title IV of ERISA, (iv) any Single

Employer Plan shall terminate for purposes of Title IV of ERISA, (v) the Borrower, any of its Subsidiaries or any Commonly Controlled Entity shall, or in the reasonable opinion of the Required Lenders is likely to, incur any liability in connection with a withdrawal from, or the Insolvency or Reorganization of, any Multiemployer Plan or (vi) any other similar event or condition shall occur or exist with respect to a Plan; and in each case in clauses (i) through (vi) above, such event or condition, together with all other such events or conditions, if any, could have a Material Adverse Effect.

(i) Change of Control. A Change of Control shall have occurred.

(j) Failure of Credit Documents. This Credit Agreement (including the Guaranty) or any other Credit Document or any provision hereof or thereof shall cease to be in full force and effect or to give the Administrative Agent and/or the Lenders the rights, powers and privileges purported to be created thereby, or any Credit Party or any Person acting by or on behalf of any Credit Party shall deny or disaffirm such Person’s obligations under this Credit Agreement or any other Credit Document.

(k) Hedging Agreement. Any termination payment shall be due by a Credit Party under any Hedging Agreement and such amount is not paid within the later to occur of five (5) Business Days after the due date thereof or the expiration of grace periods, if any, in such Hedging Agreement.

(l) Liquidation Default. The stockholders of the Borrower shall adopt a plan or proposal for the liquidation or dissolution of the Borrower.

Section 7.2 Acceleration; Remedies.

Upon the occurrence and during the continuation of an Event of Default, then, and in any such event, (a) if such event is an Event of Default specified in Section 7.1(f), automatically the Revolving Commitments shall immediately terminate and the Loans (with accrued interest thereon), and all other amounts under the Credit Documents shall immediately become due and payable and (b) if such event is any other Event of Default, subject to the terms of Section 8.5, with the written consent of the Required Lenders, the Administrative Agent may, or upon the written request of the Required Lenders, the Administrative Agent shall, take any or all of the following actions: (i) by notice to the Borrower declare the Revolving Commitments to be terminated forthwith, whereupon the Revolving Commitments shall immediately terminate; (ii) by notice of default to the Borrower declare the Loans (with accrued interest thereon) and all other amounts owing under this Credit Agreement and the Notes to be due and payable forthwith, whereupon the same shall immediately become due and payable; and/or (iii) exercise on behalf of the Lenders all of its other rights and remedies under this Credit Agreement, the other Credit Documents and applicable law. Except as expressly provided above in this Section 7.2, presentment, demand, protest and all other notices of any kind are hereby expressly waived by the Credit Parties.

ARTICLE VIII

THE ADMINISTRATIVE AGENT

Section 8.1 Appointment and Authority. Each of the Lenders hereby irrevocably appoints Wachovia to act on its behalf as the Administrative Agent hereunder and under the other Credit Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent and the Lenders, and neither the Borrower nor any other Credit Party shall have rights as a third party beneficiary of any of such provisions.

Section 8.2 Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

Section 8.3 Exculpatory Provisions. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Credit Documents. Without limiting the generality of the foregoing, the Administrative Agent:

(a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Credit Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Credit Documents); provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Credit Document or applicable law; and

(c) shall not, except as expressly set forth herein and in the other Credit Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 9.1 and 7.2) or (ii) in the absence of its own gross negligence or willful misconduct, as finally determined by a court of competent jurisdiction. The Administrative Agent shall be deemed not to have knowledge of any Default or Event of Default unless and until notice describing such Default or Event of Default is given to the Administrative Agent by the Borrower or any Lender.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Credit Agreement or any other Credit Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Credit Agreement, any other Credit Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

Section 8.4 Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Section 8.5 Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Credit Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

Section 8.6 Resignation of Administrative Agent. The Administrative Agent may at any time give notice of its resignation to the Lenders and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders, appoint a successor Administrative Agent meeting the qualifications set forth above provided that if the Administrative Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Credit Documents and (2) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this paragraph. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Credit Documents (if not already discharged therefrom as provided above in this paragraph). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Credit Documents, the provisions of this Article and Section 9.4 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

Section 8.7 Non-Reliance on Administrative Agent and Other Lenders. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Credit Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Credit Agreement, any other Credit Document or any related agreement or any document furnished hereunder or thereunder.

ARTICLE IX

MISCELLANEOUS

Section 9.1 Amendments and Waivers.

Neither this Credit Agreement, nor any of the Notes, nor any of the other Credit Documents, nor any terms hereof or thereof may be amended, supplemented, waived or modified except in accordance with the provisions of this Section nor may the Borrower or any Guarantor be released except in accordance with the provisions of this Section 9.1. The Required Lenders may, or, with the written consent of the Required Lenders, the Administrative Agent may, from time to time, (a) enter into with the Borrower or any other Credit Party written amendments, supplements or modifications hereto and to the other Credit Documents for the purpose of adding any provisions to this Credit Agreement or the other Credit Documents or changing in any manner the rights of the Lenders or of the Borrower or any other Credit Party hereunder or thereunder or (b) waive, on such terms and conditions as the Required Lenders may specify in such instrument, any of the requirements of this Credit Agreement or the other Credit Documents or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, waiver, supplement, modification or release shall:

(i) reduce the amount or extend the scheduled date of maturity of any Loan or Note or any installment thereon, or reduce the stated rate of any interest or fee payable hereunder (except in connection with a waiver of interest at the increased post-default rate set forth in Section 2.6(b) which shall be determined by a vote of the Required Lenders) or extend the scheduled date of any payment thereof or forgive any principal, interest or fee payable hereunder, or extend the expiration date of any Lender’s Revolving Commitment, in each case without the written consent of each Lender directly affected thereby;

(ii) increase the amount of any Lender’s Revolving Commitment without the written consent of each Lender affected thereby;

(iii) amend, modify or waive any provision of this Section 9.1 or reduce the percentage specified in the definition of Required Lenders, without the written consent of all the Lenders;

(iv) amend, modify or waive any provision of Article VIII without the written consent of the Administrative Agent;

(v) release the Borrower or substantially all of the Guarantors from their obligations hereunder without the written consent of all of the Lenders and, with respect to such Guarantors, any Hedging Agreement Provider;

(vi) subordinate the Loans to any other Indebtedness without the written consent of all of the Lenders;

(vii) permit the Borrower to assign or transfer any of its rights or obligations under this Credit Agreement or other Credit Documents without the written consent of all of the Lenders;

(viii) amend, modify or waive any provision of the Credit Documents requiring consent, approval or request of the Required Lenders or all Lenders without the written consent of all of the Required Lenders or Lenders as appropriate;

(ix) amend, modify or waive the order in which Credit Party Obligations are paid in Section 2.9(b) without the written consent of each Lender and Hedge Agreement Provider directly affected thereby; or

(x) amend or modify the definition of Credit Party Obligations to delete or exclude any obligation or liability described therein without the written consent of each Lender and each Hedging Agreement Provider directly affected thereby;

provided, further, that no amendment, waiver or consent affecting the rights or duties of the Administrative Agent under any Credit Document shall in any event be effective, unless in writing and signed by the Administrative Agent, in addition to the Lenders required hereinabove to take such action.

Notwithstanding the foregoing, this Credit Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent and the Borrower (i) to add one or more additional credit facilities to this Credit Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Credit Agreement and the other Credit Documents with the Loans and the accrued interest and fees in respect thereof, and (ii) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders.

Any such waiver, any such amendment, supplement or modification and any such release shall apply equally to each of the Lenders and shall be binding upon the Borrower, the other Credit Parties, the Lenders, the Administrative Agent and all future holders of the Notes. In the case of any waiver, the Borrower, the other Credit Parties, the Lenders and the Administrative Agent shall be restored to their former position and rights hereunder and under the outstanding Loans and the Notes and other Credit Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.

Notwithstanding any of the foregoing to the contrary, the consent of the Borrower shall not be required for any amendment, modification or waiver of the provisions of Article VIII; provided, however, that the Administrative Agent will provide written notice to the Borrower of any such amendment, modification or waiver. In addition, the Borrower and the Lenders hereby authorize the Administrative Agent to modify this Credit Agreement by unilaterally amending or supplementing Schedule 2.1(a) from time to time in the manner requested by the Borrower, the Administrative Agent or any Lender in order to reflect any assignments or transfers of the Loans as provided for hereunder; provided that the Administrative Agent shall promptly deliver a copy of any such modification to the Borrower and each Lender.

Notwithstanding the fact that the consent of all the Lenders is required in certain circumstances as set forth above, (x) each Lender is entitled to vote as such Lender sees fit on any bankruptcy reorganization plan that affects the Loans, and each Lender acknowledges that the provisions of Section 1126(c) of the Bankruptcy Code supersede the unanimous consent provisions set forth herein and (y) the Required Lenders may consent to allow a Credit Party to use cash collateral in the context of a bankruptcy or insolvency proceeding.

Section 9.2 Notices.

(a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows:

(i) if to the Borrower:

(A) to STEC, Inc. at 3001 Daimler Street, Santa Ana, California 92705, Attention of Michael Higa (Telecopier No. (949) 417-0609; Telephone No. (949) 260-8233);

(B) with copy to Reed Smith LLP Attention of Mark G. Pedretti (Telecopier No. (212) 659-0101; Telephone No. (212) 549-0408);

(ii) if to the Administrative Agent:

(A) to Wachovia Bank, National Association at 2211 Michelson, 2nd Floor, Irvine, California 92612, Attention of Kenneth C. Coulter (Telecopier No. (949) 567-6314; Telephone No. (949) 567-6289);

(B) with copy to Mayer Brown LLP at 350 South Grand Avenue, 25th Floor, Los Angeles, California 90071, Attention of Warren Loui (Telecopier No. (213) 576-8142; Telephone No. (213) 229-5110); and

(iii) if to a Lender, to it at its address (or telecopier number) set forth in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b).

(b) Electronic Communications. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c) Change of Address, Etc. Any party hereto may change its address or telecopier number for notices and other communications hereunder by notice to the other parties hereto.

Section 9.3 Survival of Representations and Warranties.

All representations and warranties made hereunder and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Credit Agreement and the Notes and the making of the Loans; provided that all such representations and warranties shall terminate on the date upon which the Revolving Commitments have been terminated and all amounts owing hereunder and under the Notes have been paid in full.

Section 9.4 Payment of Expenses and Taxes; Indemnification.

(a) General. The Borrower agrees (i) to pay or reimburse the Administrative Agent for all reasonable out-of-pocket costs and expenses incurred in connection with the development, preparation, negotiation, printing and execution of, and any amendment, supplement or modification to, this Credit Agreement and the other Credit Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, together with the reasonable fees and disbursements of counsel to the Administrative Agent, (ii) to pay or reimburse each Lender and the Administrative Agent for all its costs and expenses incurred in connection with the enforcement or preservation of any rights under this Credit Agreement, the Notes and any such other documents, including, without limitation, the reasonable fees and disbursements of counsel to the Administrative Agent and to the Lenders (including reasonable allocated costs of in-house legal counsel), (iii) on demand, to pay, indemnify, and hold each Lender, the Administrative Agent harmless from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying stamp, excise and other similar taxes, if any, which may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, the Credit Documents and any such other documents, and (iv) to pay, indemnify, and hold each Lender, the Administrative Agent and each of their respective Related Parties (each such Person being called an “Indemnitee”) harmless from and against, any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of the Credit Documents and any such other documents and the use, or proposed use, of proceeds of the Loans, including any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Credit Party, and regardless of whether any Indemnitee is a party thereto (all of the foregoing, collectively, the “indemnified liabilities”); provided, however, that the Borrower shall not have any obligation hereunder to any Indemnitee with respect to indemnified liabilities arising from the gross negligence or willful misconduct of such Indemnitee, as finally determined by a court of competent jurisdiction. The agreements in this Section 9.4 shall survive repayment of the Loans, the Notes and all other amounts payable hereunder.

(b) Environmental Indemnification. The Borrower shall indemnify each Indemnitee against, and hold each Indemnitee harmless from, all claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses (including, without limitation, the fees, charges and disbursements of counsel (including allocated costs of internal counsel) and consultants, investigation and laboratory fees, response costs, court costs and litigation expenses for any Indemnitee), of whatever kind or nature known or unknown, contingent or otherwise, arising out of, or in any way relating to, incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrower or any other Credit Party arising out of, in connection with, or as a result of, any actual or alleged presence or Release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or the violation of, noncompliance with or liability under, any Environmental Law applicable to the operations of the Credit Parties or the Properties, or any orders, requirements or demands of Governmental Authorities related thereto, provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are finally determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee.

(c) Reimbursement by Lenders. To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under this Section 9.4 to be paid by it to the Administrative Agent (or any sub-agent thereof), or any Related Party of any of the foregoing (to the extent such Related Party is acting in the capacity of the Administrative Agent), each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), or such Related Party, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) in connection with such capacity. The obligations of the Lenders under this Section 9.4(c) are subject to the provisions of Section 9.7.

(d) Payments. All amounts due under this Section 9.4 shall be payable not later than 10 days after demand therefor.

Section 9.5 Waiver of Consequential Damages

(a) Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, none of the Borrower, the Administrative Agent and any Lender shall assert, and each hereby waives, any claim against any other party (and each Indemnitee), on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Credit Agreement, any other Credit Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, or any Loan or the use of the proceeds thereof. No Indemnitee referred to in paragraph (a) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Credit Agreement or the other Credit Documents or the transactions contemplated hereby or thereby.

Section 9.6 Successors and Assigns.

(a) Successors and Assigns Generally. The provisions of this Credit Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither the Borrower nor any other Credit Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of Section 9.6(b), (ii) by way of participation in accordance with the provisions of Section 9.6(d), or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 9.6(f) (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Credit Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided Section 9.6(d) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Credit Agreement.

(b) Assignments by Lenders. Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Credit Agreement (including all or a portion of its Revolving Commitment and the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i) Minimum Amounts.

(A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Revolving Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B) in any case not described Section 9.6(b)(i)(A), the aggregate amount of the Revolving Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Revolving Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $5,000,000, unless each of the Administrative Agent and, so long as no Default or Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed).

(ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Credit Agreement with respect to the Loan or the Revolving Commitment assigned, except that this clause (ii) shall not prohibit any Lender from assigning all or a portion of its rights and obligations among separate Tranches on a non-pro rata basis.

(iii) Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption substantially in the form of Schedule 9.6(b), together with a processing and recordation fee of $3,500; provided that in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no such fee shall be required, and the assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to Section 9.6(c), from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Credit Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Credit Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Credit Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Credit Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 2.10 and 9.4 with respect to facts and circumstances occurring prior to the effective date of such assignment. Any assignment or transfer by a Lender of rights or obligations under this Credit Agreement that does not comply with this paragraph shall be treated for purposes of this Credit Agreement as a sale by such Lender of a participation in such rights and obligations in accordance Section 9.6(d).

(c) Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at its address referred to in Section 9.2 a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Revolving Commitments of, and principal amounts of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Credit Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d) Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Credit Agreement (including all or a portion of its Revolving Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Credit Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Credit Agreement.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Credit Agreement and to approve any amendment, modification or waiver of any provision of this Credit Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in Section 9.1 (iii), (v), (vi), (vii) or (viii) (in connection with the written consent of all Lenders only) or Section 9.1(ix) and (x) that affects such Participant. Subject to Section 9.6(e), the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.13 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.7 as though it were a Lender, provided such Participant agrees to be subject to Section 9.7 as though it were a Lender.

(e) Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Sections 2.13 and 2.15 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.15 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 2.15(a) as though it were a Lender.

(f) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Credit Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto. Each Credit Party (and each other Indemnitee) agrees to cooperate with the Administrative Agent and the Lenders in connection with any pledge or assignment or any participation and/or securities created pursuant to this Section 9.6, including delivery of any documentation reasonably requested by the Administrative Agent or a Lender in connection therewith.

Section 9.7 Adjustments; Set-off.

(a) If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or other obligations hereunder resulting in such Lender’s receiving payment of a proportion of the aggregate amount of its Loans and accrued interest thereon or other such obligations greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (i) notify the Administrative Agent of such fact, and (ii) purchase (for cash at face value) participations in the Loans and such other obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them; provided that

(A) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(B) the provisions of this paragraph shall not be construed to apply to (x) any payment made by the Borrower pursuant to and in accordance with the express terms of this Credit Agreement or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to the Borrower or any Subsidiary (as to which the provisions of this paragraph shall apply).

Each Credit Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against each Credit Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of each Credit Party in the amount of such participation.

(b) If an Event of Default shall have occurred and be continuing, each Lender and its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender or any such Affiliate to or for the credit or the account of the Borrower or any other Credit Party against any and all of the obligations of the Borrower or such Credit Party now or hereafter existing under this Credit Agreement or any other Credit Document to such Lender, irrespective of whether or not such Lender shall have made any demand under this Credit Agreement or any other Credit Document and although such obligations of the Borrower or such Credit Party may be contingent or unmatured or are owed to a branch or office of such Lender different from the branch or office holding such deposit or obligated on such indebtedness. The rights of each Lender and its Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender or its Affiliates may have. Each Lender agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

Section 9.8 Table of Contents and Section Headings.

The table of contents and the Section and subsection headings herein are intended for convenience only and shall be ignored in construing this Credit Agreement.

Section 9.9 Counterparts.

(a) Counterparts; Integration. This Credit Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Credit Agreement and the other Credit Documents, and any separate letter agreements with respect to fees payable to the Administrative Agent, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.

(b) Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

Section 9.10 Effectiveness.

This Credit Agreement shall become effective on the date on which all of the parties have signed a copy hereof (whether the same or different copies) and shall have delivered the same to the Administrative Agent pursuant to Section 9.2 or, in the case of the Lenders, shall have given to the Administrative Agent written or telecopied notice (actually received) at such office that the same has been signed and mailed to it.

Section 9.11 Severability.

Any provision of this Credit Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 9.12 Integration.

This Credit Agreement, the Notes and the other Credit Documents represent the agreement of the Borrower, the Administrative Agent and the Lenders with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties by the Administrative Agent, the Borrower or any Lender relative to the subject matter hereof not expressly set forth or referred to herein or in the Notes and the other Credit Documents.

Section 9.13 Governing Law; Jurisdiction; Etc.

(a) Governing Law. This Credit Agreement shall be governed by, and construed in accordance with, the internal laws of the State of New York (including Section 5-1401 of the General Obligations Law of the State of New York), without regard to conflicts of laws principles.

(b) Submission to Jurisdiction. The Borrower and each other Credit Party irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the state and federal courts of the State of New York, and any appellate court thereof, in any action or proceeding arising out of or relating to this Credit Agreement or any other Credit Document, or for recognition or enforcement of any judgment, and each of the parties hereto irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by applicable law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Credit Agreement or in any other Credit Document shall affect any right that the Administrative Agent or any Lender may otherwise have to bring any action or proceeding relating to this Credit Agreement or any other Credit Document against the Borrower or any other Credit Party or its properties in the courts of any jurisdiction.

(c) Waiver of Venue. The Borrower and each other Credit Party irrevocably and unconditionally waives, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Credit Agreement or any other Credit Document in any court referred to in Section 9.13(b). Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Service of Process. Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 9.2. Nothing in this Credit Agreement will affect the right of any party hereto to serve process in any other manner permitted by applicable law.

(e) Waiver of Jury Trial.

EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS CREDIT AGREEMENT OR ANY OTHER CREDIT DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS CREDIT AGREEMENT AND THE OTHER CREDIT DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 9.14 Confidentiality.

Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and other representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners); (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process; (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder, under any other Credit Document or Hedging Agreement or any action or proceeding relating to this Credit Agreement, any other Credit Document or Hedging Agreement or the enforcement of rights hereunder or thereunder; (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Credit Agreement, or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations; (g) subject to each such Person being informed of the confidential nature of the Information and to their agreement to keep such Information confidential on substantially the same terms as required by this Section 9.14, to (i) an investor or prospective investor in securities issued by an Approved Fund that also agrees that Information shall be used solely for the purpose of evaluating an investment in such securities issued by the Approved Fund, (ii) a trustee, collateral manager, servicer, backup servicer, noteholder or secured party in securities issued by an Approved Fund in connection with the administration, servicing and reporting on the assets serving as collateral for securities issued by an Approved Fund, or (iii) a nationally recognized rating agency that requires access to information regarding the Credit Parties, the Loans and Credit Documents in connection with ratings issued in respect of securities issued by an Approved Fund; (h) with the consent of the Borrower; or (i) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section 9.14 or (y) becomes available to the Administrative Agent or any Lender, or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower.

For purposes of this Section, “Information” means all information received in writing from the Borrower or any of its Subsidiaries relating to the Borrower or any of its Subsidiaries or any of their respective businesses, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by the Borrower or any of its Subsidiaries; provided that, in the case of information received from the Borrower or any of its Subsidiaries after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Section 9.15 Acknowledgments.

The Borrower and the other Credit Parties each hereby acknowledges that

(a) it has been advised by counsel in the negotiation, execution and delivery of each Credit Document;

(b) neither the Administrative Agent nor any Lender has any fiduciary relationship with or duty to the Borrower or any other Credit Party arising out of or in connection with this Credit Agreement and the relationship between Administrative Agent and Lenders, on one hand, and the Borrower and the other Credit Parties, on the other hand, in connection herewith is solely that of debtor and creditor; and

(c) no joint venture exists among the Lenders or among the Borrower or the other Credit Parties and the Lenders.

Section 9.16 Patriot Act Notice.

Each Lender and the Administrative Agent (for itself and not on behalf of any other party) hereby notifies the Borrower that, pursuant to the requirements of the USA Patriot Act, Title III of Pub. L. 107-56, signed into law October 26, 2001 (the “Patriot Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower in accordance with the Patriot Act.

Section 9.17 Arbitration.

(a) The parties hereto hereby agree to be bound by the provisions of this Section 9.17. Notwithstanding the provisions of Section 9.17 to the contrary, upon demand of any party hereto, whether made before or after institution of any Dispute between or among parties to this Credit Agreement, all such Disputes shall be resolved by binding arbitration as provided herein. Institution of a judicial proceeding by a party does not waive the right of that party to demand arbitration hereunder. Disputes may include, without limitation, tort claims, counterclaims, disputes as to whether a matter is subject to arbitration, claims brought as class actions, claims arising from Credit Documents executed in the future, or claims arising out of or connected with the transaction reflected by this Credit Agreement.

Arbitration shall be conducted under and governed by Arbitration Rules of the AAA and Title 9 of the U.S. Code. All arbitration hearings shall be conducted in New York, New York. A hearing shall begin within ninety (90) days of demand for arbitration and all hearings shall be concluded within one hundred twenty (120) days of demand for arbitration. These time limitations may not be extended unless a party shows cause for extension and then no more than a total extension of sixty (60) days. The expedited procedures set forth in Rule 51 et seq. of the Arbitration Rules shall be applicable to claims of less than $1,000,000. All applicable statutes of limitation shall apply to any Dispute. The panel from which all arbitrators are selected shall be comprised of licensed attorneys selected from the Commercial Financial Dispute Arbitration Panel of the AAA. The single arbitrator selected for expedited procedure shall be a retired judge from the highest court of general jurisdiction, state or federal, of the state where the hearing will be conducted or if such person is not available to serve, the single arbitrator may be a licensed attorney. The parties hereto do not waive applicable Federal or state substantive law except as provided herein. A judgment upon the award may be entered in any court having jurisdiction. Notwithstanding the foregoing, this arbitration provision does not apply to Disputes under or related to Hedging Agreements.

(b) Notwithstanding the preceding binding arbitration provisions, the Administrative Agent, the Lenders and the Credit Parties agree to preserve, without diminution, certain remedies that the Administrative Agent on behalf of the Lenders may employ or exercise freely, independently or in connection with an arbitration proceeding or after an arbitration action is brought. The Administrative Agent on behalf of the Lenders shall have the right to proceed in any court of proper jurisdiction or by self-help to exercise or prosecute the following remedies, as applicable (i) all rights to foreclose against any real or personal property or other security by exercising a power of sale granted under Credit Documents or under applicable law or by judicial foreclosure and sale, including a proceeding to confirm the sale; (ii) all rights of self-help including peaceful occupation of real property and collection of rents, setoff, and peaceful possession of personal property; (iii) obtaining provisional or ancillary remedies including injunctive relief, sequestration, garnishment, attachment, appointment of receiver and filing an involuntary bankruptcy case; and (iv) when applicable, a judgment by confession of judgment. Any claim or controversy with regard to the Administrative Agent’s entitlement on behalf of the Lenders to exercise such remedies is a Dispute. Preservation of these remedies does not limit the power of an arbitrator to grant similar remedies that may be requested by a party in a Dispute.

(c) The parties hereto agree that they shall not have a remedy of punitive or exemplary damages against the other in any Dispute and hereby waive any right or claim to punitive or exemplary damages they have now or which may arise in the future in connection with any Dispute whether the Dispute is resolved by arbitration or judicially.

(d) Each of the parties hereto accepts, for itself and in connection with its properties, generally and unconditionally, the non-exclusive jurisdiction relating to any arbitration proceedings conducted under the Arbitration Rules in New York and irrevocably agrees to be bound by any final judgment rendered thereby in connection with this Credit Agreement from which no appeal has been taken or is available.

ARTICLE X

GUARANTY

Section 10.1 The Guaranty.

In order to induce the Lenders to enter into this Credit Agreement and to extend credit hereunder and thereunder and in recognition of the direct benefits to be received by the Guarantors from the Loans hereunder and any Hedging Agreement, each of the Guarantors hereby agrees with the Administrative Agent, the Lenders and the Hedging Agreement Providers as follows: each Guarantor hereby unconditionally and irrevocably jointly and severally guarantees as primary obligor and not merely as surety the full and prompt payment when due, whether upon maturity, by acceleration or otherwise, of any and all indebtedness of the Borrower (and, with respect to any Hedging Agreement, any and all indebtedness of each other Credit Party) owed to the Administrative Agent, the Lenders and, with respect to any Hedging Agreement, the Hedging Agreement Providers. If any or all of the indebtedness becomes due and payable hereunder or under any Hedging Agreement, each Guarantor unconditionally promises to pay such indebtedness to the Administrative Agent, the Lenders, the Hedging Agreement Providers, or their respective order, or demand, together with any and all reasonable expenses which may be incurred by the Administrative Agent or the Lenders in collecting any of the Credit Party Obligations. The word “indebtedness” is used in this Article X in its most comprehensive sense and includes any and all advances, debts, obligations and liabilities of the Borrower and, with respect to any Hedging Agreement, each other Credit Party, including specifically all Credit Party Obligations, arising in connection with this Credit Agreement, the other Credit Documents or any Hedging Agreement, in each case, heretofore, now, or hereafter made, incurred or created, whether voluntarily or involuntarily, absolute or contingent, liquidated or unliquidated, determined or undetermined, whether or not such indebtedness is from time to time reduced, or extinguished and thereafter increased or incurred, whether or not such obligor may be liable individually or jointly with others, whether or not recovery upon such indebtedness may be or hereafter become barred by any statute of limitations, and whether or not such indebtedness may be or hereafter become otherwise unenforceable.

Notwithstanding any provision to the contrary contained herein or in any other of the Credit Documents, to the extent the obligations of a Guarantor shall be adjudicated to be invalid or unenforceable for any reason (including, without limitation, because of any applicable state or federal law relating to fraudulent conveyances or transfers) then the obligations of each such Guarantor hereunder shall be limited to the maximum amount that is permissible under applicable law (whether federal or state and including, without limitation, the Bankruptcy Code).

Section 10.2 Bankruptcy.

Additionally, each of the Guarantors unconditionally and irrevocably guarantees jointly and severally the payment of any and all Credit Party Obligations of the Borrower, each other Credit Party to the Lenders and any Hedging Agreement Provider whether or not due or payable by the Borrower upon the occurrence of any of the events specified in Section 7.1(f), and unconditionally promises to pay such Credit Party Obligations to the Administrative Agent for the account of the Lenders and to any such Hedging Agreement Provider, or order, on demand, in lawful money of the United States. Each of the Guarantors further agrees that to the extent that the Borrower or a Guarantor shall make a payment or a transfer of an interest in any property to the Administrative Agent, any Lender or any Hedging Agreement Provider, which payment or transfer or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, or otherwise is avoided, and/or required to be repaid to the Borrower or a Guarantor, the estate of the Borrower or a Guarantor, a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then to the extent of such avoidance or repayment, the obligation or part thereof intended to be satisfied shall be revived and continued in full force and effect as if said payment had not been made.

Section 10.3 Nature of Liability.

The liability of each Guarantor hereunder is exclusive and independent of any security for or other guaranty of the Credit Party Obligations whether executed by any such Guarantor, any other guarantor or by any other party, and no Guarantor’s liability hereunder shall be affected or impaired by (a) any direction as to application of payment by the Borrower or by any other party, or (b) any other continuing or other guaranty, undertaking or maximum liability of a guarantor or of any other party as to the Credit Party Obligations, or (c) any payment on or in reduction of any such other guaranty or undertaking, or (d) any dissolution, termination or increase, decrease or change in personnel by the Borrower or any other obligor of the Credit Party Obligations, or (e) any payment made to the Administrative Agent, the Lenders or any Hedging Agreement Provider on the Credit Party Obligations which the Administrative Agent, such Lenders or such Hedging Agreement Provider repay the Borrower or other obligor pursuant to court order in any bankruptcy, reorganization, arrangement, moratorium or other debtor relief proceeding, and each of the Guarantors waives any right to the deferral or modification of its obligations hereunder by reason of any such proceeding.

Section 10.4 Independent Obligation.

The obligations of each Guarantor hereunder are independent of the obligations of any other Guarantor, the Borrower or any other obligor of the Credit Party Obligations, and a separate action or actions may be brought and prosecuted against each Guarantor whether or not action is brought against any other Guarantor, the Borrower or such other obligor and whether or not any other Guarantor, the Borrower or such other obligor is joined in any such action or actions.

Section 10.5 Authorization.

Each of the Guarantors authorizes the Administrative Agent, each Lender and each Hedging Agreement Provider without notice or demand (except as shall be required by applicable statute and cannot be waived), and without affecting or impairing its liability hereunder, from time to time to (a) renew, compromise, extend, increase, accelerate or otherwise change the time for payment of, or otherwise change the terms of the Credit Party Obligations or any part thereof in accordance with this Credit Agreement and any Hedging Agreement, as applicable, including any increase or decrease of the rate of interest thereon, (b) take and hold security from any Guarantor or any other party for the payment of this Guaranty or the Credit Party Obligations and exchange, enforce waive and release any such security, (c) apply such security and direct the order or manner of sale thereof as the Administrative Agent and the Lenders in their discretion may determine and (d) release or substitute any one or more endorsers, Guarantors, the Borrower or other obligors.

Section 10.6 Reliance.

It is not necessary for the Administrative Agent, the Lenders or any Hedging Agreement Provider to inquire into the capacity or powers of the Borrower or any other obligor of the Credit Party Obligations or the officers, directors, members, partners or agents acting or purporting to act on its behalf, and any Credit Party Obligations made or created in reliance upon the professed exercise of such powers shall be guaranteed hereunder.

Section 10.7 Waiver.

(a) Each of the Guarantors waives any right (except as shall be required by applicable statute and cannot be waived) to require the Administrative Agent, any Lender or any Hedging Agreement Provider to (i) proceed against the Borrower, any other guarantor or any other party, (ii) proceed against or exhaust any security held from the Borrower, any other guarantor or any other party, or (iii) pursue any other remedy in the Administrative Agent’s, any Lender’s or any Hedging Agreement Provider’s power whatsoever. Each of the Guarantors waives any defense based on or arising out of any defense of the Borrower, any other guarantor or any other party other than payment in full of the Credit Party Obligations (other than contingent indemnity obligations), including without limitation any defense based on or arising out of the disability of the Borrower, any other guarantor or any other party, or the unenforceability of the Credit Party Obligations or any part thereof from any cause, or the cessation from any cause of the liability of the Borrower other than payment in full of the Credit Party Obligations. The Administrative Agent may, at its election, foreclose on any security held by the Administrative Agent by one or more judicial or nonjudicial sales (to the extent such sale is permitted by applicable law), or exercise any other right or remedy the Administrative Agent or any Lender may have against the Borrower or any other party, or any security, without affecting or impairing in any way the liability of any Guarantor hereunder except to the extent the Credit Party Obligations have been paid in full and the Revolving Commitments have been terminated. Each of the Guarantors waives any defense arising out of any such election by the Administrative Agent or any of the Lenders, even though such election operates to impair or extinguish any right of reimbursement or subrogation or other right or remedy of the Guarantors against the Borrower or any other party or any security.

(b) Each of the Guarantors waives all presentments, demands for performance, protests and notices, including without limitation notices of nonperformance, notice of protest, notices of dishonor, notices of acceptance of this Guaranty, and notices of the existence, creation or incurring of new or additional Credit Party Obligations. Each Guarantor assumes all responsibility for being and keeping itself informed of the Borrower’s or other obligor’s financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Credit Party Obligations and the nature, scope and extent of the risks which such Guarantor assumes and incurs hereunder, and agrees that none of the Administrative Agent, any Lender or any Hedging Agreement Provider shall have any duty to advise such Guarantor of information known to it regarding such circumstances or risks.

(c) Each of the Guarantors hereby agrees it will not exercise any rights of subrogation which it may at any time otherwise have as a result of this Guaranty (whether contractual, under Section 509 of the U.S. Bankruptcy Code, or otherwise) to the claims of the Lenders or any Hedging Agreement Provider against the Borrower or any other guarantor or other obligor of the Credit Party Obligations owing to the Lenders or such Hedging Agreement Provider (collectively, the “Other Parties”) and all contractual, statutory or common law rights of reimbursement, contribution or indemnity from any Other Party which it may at any time otherwise have as a result of this Guaranty until such time as the Credit Party Obligations shall have been paid in full and the Revolving Commitments have been terminated. Each of the Guarantors hereby further agrees not to exercise any right to enforce any other remedy which the Administrative Agent, the Lenders or any Hedging Agreement Provider now have or may hereafter have against any Other Party, any endorser or any other guarantor of all or any part of the Credit Party Obligations of the Borrower and any benefit of, and any right to participate in, any security or collateral given to or for the benefit of the Lenders and/or the Hedging Agreement Providers to secure payment of the Credit Party Obligations until such time as the Credit Party Obligations (other than contingent indemnity obligations) shall have been paid in full and the Revolving Commitments have been terminated.

Section 10.8 Limitation on Enforcement.

The Lenders and the Hedging Agreement Providers agree that this Guaranty may be enforced only by the action of the Administrative Agent acting upon the instructions of the Required Lenders or such Hedging Agreement Provider (only with respect to obligations under the applicable Hedging Agreement) and that no Lender or Hedging Agreement Provider shall have any right individually to seek to enforce or to enforce this Guaranty, it being understood and agreed that such rights and remedies may be exercised by the Administrative Agent for the benefit of the Lenders under the terms of this Credit Agreement and for the benefit of any Hedging Agreement Provider under any Hedging Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Credit Agreement to be duly executed and delivered by its proper and duly authorized officers as of the day and year first above written.

BORROWER:	STEC, INC.,

	By:	/s/ Manouch Moshayedi
Name: Manouch Moshayedi
Title: Chief Executive Officer

GUARANTOR:	STEC INTERNATIONAL HOLDING, INC.

	By:	/s/ Manouch Moshayedi
Name: Manouch Moshayedi
Title: President

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ADMINISTRATIVE AGENT
AND LENDERS:	WACHOVIA BANK,
NATIONAL ASSOCIATION,
as Administrative Agent and as a Lender

	By:	/s/ Kenneth C. Coulter
Name: Kenneth C. Coulter
Title: Vice President

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